UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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ARTISAN PARTNERS ASSET MANAGEMENT INC.

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March 23, 2015

Dear Stockholder:

On behalf of the board of directors of Artisan Partners Asset Management Inc., we cordially invite you to attend the 2015 Annual Meeting of Stockholders, which will be held at the Le Méridien hotel, 333 Battery Street, San Francisco, CA 94111 on Wednesday, May 6, 2015, at 10:00 a.m., local time. The matters to be considered by stockholders at the Annual Meeting are described in detail in the accompanying materials.

The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be conducted at the Annual Meeting. Representatives from our board of directors and certain of our executive officers, as well as representatives from our independent registered public accounting firm, will be available to respond to appropriate questions from stockholders.

We have decided to provide access to our proxy materials over the internet under the Security and Exchange Commission’s “notice and access” rules. Information about how to access and review our Proxy Statement and 2014 Annual Report on Form 10-K, is included in the Notice of Internet Availability of Proxy Materials (the “Notice”) that you received in the mail. The Notice also explains how you may submit your vote over the internet. You will not receive printed copies of our proxy materials unless you request them.

Whether or not you plan to attend the Annual Meeting, please submit your vote at your earliest convenience.

Sincerely,

Andrew A. Ziegler
Chairman of the Board of Directors

Eric R. Colson
President and Chief Executive Officer and Director

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

NOTICE HEREBY IS GIVEN that the 2015 Annual Meeting of Stockholders of Artisan Partners Asset Management Inc. will be held at the Le Méridien hotel, 333 Battery Street, San Francisco, CA 94111 on Wednesday, May 6, 2015, at 10:00 a.m., local time. At this meeting we will ask stockholders to:

1.	Elect seven directors to serve until the 2016 Annual Meeting of Stockholders.

2.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

3.	Consider such other business as may properly come before the Annual Meeting or any adjournments thereof.

Stockholders who owned shares of our stock as of the close of business on March 11, 2015, are entitled to attend and vote at the Annual Meeting and any adjournments thereof.

Whether or not you expect to attend, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. You may vote your shares by internet or, if you received printed proxy materials, by mailing the completed proxy card. Please refer to the section “How do I vote?” for detailed voting instructions.

By Order of the Board of Directors,

Sarah A. Johnson Corporate Secretary

Milwaukee, Wisconsin

March 23, 2015

i

ii

Artisan Partners Asset Management Inc.

875 E. Wisconsin Avenue, Suite 800

Milwaukee, Wisconsin 53202

Proxy Statement

GENERAL INFORMATION

We are providing you this Proxy Statement in connection with the solicitation of proxies by our board of directors (our “Board”) to be voted at the 2015 Annual Meeting of Stockholders and at any adjournments thereof (the “Annual Meeting”). The Annual Meeting will be held at the Le Méridien hotel, 333 Battery Street, San Francisco, CA 94111 on Wednesday, May 6, 2015, at 10:00 a.m., local time. The approximate date on which this Proxy Statement and form of proxy card are first being made available to stockholders is March 23, 2015.

We provide our stockholders with access to proxy materials on the Internet instead of mailing a printed copy of the materials to each stockholder. A Notice of Internet Availability of Proxy Materials will be mailed to our stockholders on or about March 23, 2015. Stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of proxy materials be sent by following the instructions on the Notice.

When we use the terms “Artisan Partners Asset Management,” “APAM,” the “company,” “we,” “us” and “our” in this Proxy Statement, we mean Artisan Partners Asset Management Inc., a Delaware corporation, and unless the context otherwise requires, its consolidated subsidiaries. “You” refers to the holders of our common stock.

Matters to be Voted on at our Annual Meeting

Proposal	Board Recommendation	Vote Required	Page Reference

Election of Directors	FOR each nominee	Plurality of votes cast	6

Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2015	FOR	Majority of votes cast	47

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND ANNUAL MEETING

1. Why did I receive a Notice of Internet Availability of Proxy Materials instead of paper copies of the proxy materials?

We have decided to provide access to our proxy materials over the internet under the Security and Exchange Commission’s “notice and access” rules. Information about how to access and review our proxy materials is included in the Notice of Internet Availability of Proxy Materials (the “Notice”) that you received in the mail. The Notice also explains how you may submit your vote over the internet. You will not receive printed copies of our proxy materials unless you request them by following the instructions on the Notice.

If you own shares of stock in more than one account—for example, in a joint account with your spouse and in your individual brokerage account—you may receive more than one Notice. To vote all of your shares, please follow the instructions provided on each of the Notices you receive.

2. What information does the Notice contain?

The Notice provides information about:

•	The date, time and location of the Annual Meeting of Stockholders.

•	The items to be voted on at the Annual Meeting and the Board’s voting recommendation with regard to each item.

•	The website where the proxy materials are posted.

•	Instructions on how to request paper or electronic copies of the proxy materials.

•	Instructions on how to vote by internet, by mail or in person at the Annual Meeting.

3. What proposals will be voted on at the Annual Meeting?

There are two proposals to be considered and voted on at the meeting:

•	The election of seven directors to serve until the 2016 Annual Meeting of Stockholders.

•	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

We will also consider any other business that properly comes before the Annual Meeting.

4. Who can vote at the Annual Meeting?

The securities that can be voted at the Annual Meeting consist of our Class A common stock, Class B common stock and Class C common stock. Each share of the Class A common stock and Class C common stock entitles its holder to one vote on all matters to be voted on by stockholders generally, while each share of the Class B common stock entitles its holder to five votes on all matters to be voted on by stockholders generally. The holders of our common stock will vote together as a single class on all matters presented to the stockholders for their vote or approval. The record date for determining the stockholders who are entitled to receive notice of and to vote at the Annual Meeting was the close of business on March 11, 2015. On that day, we had the following numbers of shares outstanding:

Class A common stock	39,135,133
Class B common stock	18,423,760
Class C common stock	15,899,349

Total shares of common stock	73,458,242

Pursuant to our Stockholders Agreement, a three-member Stockholders Committee, currently consisting of Eric R. Colson (our President and Chief Executive Officer), Charles J. Daley, Jr. (our Executive Vice President, Chief Financial Officer and Treasurer) and Gregory K. Ramirez (our Senior Vice President), has an irrevocable proxy to vote all of the shares of Class B common stock and those shares of Class A common stock that we have granted to, and are held by, employees. Those shares, which the committee will vote in accordance with the majority decision of the committee, represent approximately 65% of the combined voting power of our common stock. For more information on the Stockholders Agreement and Stockholders Committee see “Relationships and Related Party Transactions—Transactions in Connection with our IPO—Stockholders Agreement.”

5. How does the Board recommend I vote?

Our Board unanimously recommends that you vote:

•	“FOR” each of the nominees to the Board.

•	“FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

6. How do I hold my stock?

Most of our stockholders hold their shares as a beneficial owner through a broker or other nominee rather than directly in their own name. There are distinctions between shares held of record and those owned beneficially, which are highlighted below.

•	Stockholder of Record - If you hold stock that is registered directly in your name on the records of Artisan Partners Asset Management maintained by its transfer agent, American Stock Transfer & Trust Company, LLC, you are a stockholder of record. As a stockholder of record, AST will mail you the Notice of Internet Availability of Proxy Materials described above.

•	Beneficial Owner - If you hold stock indirectly through a broker, bank or similar institution, you are considered a beneficial owner of shares held in street name. As a beneficial owner of shares held in street name, the Notice will be sent to you by the bank, broker or institution through which you hold your shares.

7. How do I vote?

If you are a stockholder of record, you may vote in one of three ways:

•	By Internet. Go to www.astproxyportal.com/ast/18158 and follow the instructions for internet voting. You will need the control number located on your Notice or proxy card, as applicable. Internet voting is available 24 hours a day. If you choose to vote by internet, then you do not need to return a proxy card. To be valid, your vote by internet must be received by 11:59 p.m., Eastern Time, on May 5, 2015.

•	By Mail. If you request printed copies of the proxy materials, you will receive a proxy card. You may then vote by signing, dating and mailing the proxy card in the envelope provided. To be valid, your vote by mail must be received by 11:59 p.m., Eastern Time, on May 5, 2015.

•	In Person. You may vote in person at the Annual Meeting. (See “What do I need to do to attend the Annual Meeting?” below.)

If you are the beneficial owner of shares held in street name, you will receive voting instructions from the institution holding your shares. The availability of telephone or internet voting will depend upon the institution’s voting processes. Please contact the institution holding your shares of stock for more information.

8. How many votes are required to transact business at the Annual Meeting?

To conduct the Annual Meeting, a majority of the votes entitled to be cast, must be present in person or by proxy. This is called a quorum. All shares of our common stock will be considered a single class for purposes of voting on the election of directors and the ratification of the appointment of PricewaterhouseCoopers LLP. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

9. If I submit a proxy by internet or mail, how will my shares be voted?

If you properly submit your proxy by internet or mail, and do not subsequently revoke your proxy, your shares will be voted in accordance with your instructions.

If you sign, date and return a proxy card but do not give voting instructions, your shares will be voted as follows: FOR the election of all of the company’s director nominees; FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and otherwise in accordance with the judgment of the persons voting the proxy on any other matter properly brought before the Annual Meeting.

10. If I am the beneficial owner of shares held in street name and do not provide voting instructions, can my broker still vote my shares?

Under the rules of the NYSE, if you hold shares in street name and do not provide voting instructions, your broker may generally vote your shares on routine matters, but cannot vote your shares on non-routine matters.

The ratification of the appointment of PricewaterhouseCoopers LLP is considered a routine matter, and therefore a broker may generally vote any uninstructed shares on this proposal. The election of directors is considered a non-routine matter, which means a broker cannot vote any uninstructed shares. When a broker cannot vote uninstructed shares, or chooses not to vote uninstructed shares, it is referred to as a “broker non-vote.”

11. How are votes counted?

Item 1: Election of Directors

A plurality of the votes cast is required for the election of each of the seven nominees for director. This means that the seven nominees receiving the highest number of votes will be elected regardless of whether the number of votes received by any such nominee constitutes a majority of the number of votes cast. Abstentions and broker non-votes will not be counted for purposes of this proposal.

Item 2: Ratification of the Appointment of PricewaterhouseCoopers LLP

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on Item 2 is required for the ratification of the appointment of our independent registered public accounting firm. Abstentions will have the effect of negative votes with respect to this proposal. Broker non-votes will not be counted for purposes of this proposal.

12. What do I need to do to attend the Annual Meeting?

You may attend the Annual Meeting and vote your shares in person by ballot. If you are a stockholder of record and plan to attend the Annual Meeting in person, you will need to bring government-issued photo identification and proof of your ownership of stock as of the close of business on March 11, 2015. If you are the beneficial owner of shares held in street name and would like to vote in person at the Annual Meeting, you will need to contact the institution in whose name your shares are registered and obtain a legal proxy.

Please note that no cameras or recording equipment will be permitted in the Annual Meeting.

13. How can I revoke my proxy or change my vote?

You may revoke a proxy at any time prior to the Annual Meeting by submitting a written notice of revocation or a proxy bearing a later date to the company’s Corporate Secretary no later than the deadline specified on the Notice or proxy card, or by voting in person at the Annual Meeting.

Please note, however, that under the rules of the New York Stock Exchange, any stockholder who holds shares of stock in street name with a NYSE member brokerage firm may revoke its proxy and vote its shares in person at the Annual Meeting only in accordance with the brokerage firm’s applicable rules and procedures.

14. Where and when will the voting results be available?

We will file the official voting results on a Form 8-K within four business days after the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K when they become available.

15. How can I view the stockholders list?

A list of the stockholders entitled to vote at the Annual Meeting will be available for inspection upon request of any stockholder for a purpose germane to the meeting at our principal executive offices, 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202, during the ten days prior to the Annual Meeting, during ordinary business hours, and at the Annual Meeting. To make arrangements to review the list prior to the Annual Meeting, stockholders should contact our Investor Relations department at (866) 632-1770 or ir@artisanpartners.com.

16. Who pays for the expenses of this proxy solicitation?

We will pay all expenses incurred in connection with the solicitation of proxies.

ELECTION OF DIRECTORS

Under our amended and restated bylaws, our Board sets the number of directors who may serve on the Board. The size of our Board is currently set at seven directors and presently consists of seven directors. On the recommendation of the Nominating and Corporate Governance Committee, each of our current directors is nominated for re-election for a one-year term expiring at our 2016 Annual Meeting of Stockholders. Each director will hold office until his or her successor is duly elected and qualified or until the director’s earlier resignation or removal. In the event any nominee is unable to serve as a director at the time of the Annual Meeting, the proxies voted in favor of such director’s election will instead be voted for any nominee proposed by the Nominating and Corporate Governance Committee and designated by the Board of Directors to fill the vacancy. Our Board has no reason to believe that any nominee will be unable to serve.

Under the terms of our Stockholders Agreement, our Stockholders Committee, which has the authority to vote approximately 65% of the combined voting power of our common stock, is required to vote the shares subject to the agreement “FOR” the election of each of Mr. Barger, Mr. Colson and Mr. Ziegler. Under the agreement, we are required to use our best efforts to elect Mr. Barger, Mr. Colson and Mr. Ziegler, which efforts must include soliciting proxies for, and recommending that our stockholders vote in favor of, the election of each. For more information on the Stockholders Agreement and Stockholders Committee see “Relationships and Related Party Transactions—Transactions in Connection with our IPO—Stockholders Agreement.”

Recommendation of the Board

The Board unanimously recommends that you vote “FOR” the election of each of the nominees.

Director Nominees

The names of our directors and their ages, positions and biographies are set forth below. There are no family relationships among any of our directors or executive officers.

Name	Age	Position with the Company
Andrew A. Ziegler	57	Chairman of the Board
Matthew R. Barger	57	Director
Seth W. Brennan	44	Director
Eric R. Colson	46	President, Chief Executive Officer and Director
Tench Coxe	57	Director
Stephanie G. DiMarco	57	Director
Jeffrey A. Joerres	55	Director

Andrew A. Ziegler has served on the Board since the company’s inception and is currently Chairman of our Board. Mr. Ziegler was our Executive Chairman until March 2014 when he retired from the company. Mr. Ziegler served on the board of directors of Artisan Partners Funds, Inc. from January 1995 to November 2013. Mr. Ziegler was a managing director and the chief executive officer of Artisan Partners Holdings from its founding in 1994 through January 2010. Immediately prior to founding Artisan Partners Holdings, Mr. Ziegler was president and chief operating officer of Strong Capital Management, Inc. and president of the Strong Capital Management, Inc. group of mutual funds. Mr. Ziegler holds a B.S. from the University of Wisconsin-Madison and a J.D. from the University of Wisconsin Law School.

Mr. Ziegler’s operational and leadership experience as our past Executive Chairman and his extensive knowledge of our business and the investment management industry provide the Board with insight into the company and valuable continuity of leadership.

Matthew R. Barger has served on our Board since February of 2013. He is currently the managing member of MRB Capital, LLC, and he has been a senior advisor at Hellman & Friedman LLC (“H&F”) since 2007. Prior to 2007, he served in a number of roles at H&F, including managing general partner and chairman of the investment committee. Mr. Barger was a member of the advisory committee of Artisan Partners Holdings from January 1995 to the completion of our initial public offering in March 2013. Prior to joining H&F, Mr. Barger was an associate in the corporate finance department of Lehman Brothers Kuhn Loeb. Mr. Barger graduated from Yale University in 1979 and received an M.B.A. from the Stanford Graduate School of Business in 1983. He has been a director of Hall Capital Partners LLC since August 2007.

Mr. Barger’s expertise in the investment management industry and his broad experience in public and private directorships, finance, corporate strategy and business development qualify Mr. Barger to serve on the Board.

Seth W. Brennan joined our Board in October of 2014. He is currently managing partner and co-founder of Lincoln Peak Capital. Prior to founding Lincoln Peak Capital in 2008, Mr. Brennan was an executive vice president and founding management team member of Affiliated Managers Group, Inc. Before joining AMG, Mr. Brennan worked in the global insurance investment banking group at Morgan Stanley & Co. and in the financial institutions group at Wasserstein, Perella & Co. Mr. Brennan holds a bachelor’s degree from Hamilton College.

Mr. Brennan’s operating and leadership experience in the investment management industry qualifies him to serve on our Board. He brings to the Board an in-depth knowledge of the investment management industry and business development expertise.

Eric R. Colson has served on our Board since the company’s inception and currently serves as our President and Chief Executive Officer. Since November 2013, he has also been a director of Artisan Partners Funds, Inc. Mr. Colson has served as Chief Executive Officer of Artisan Partners Holdings since January 2010 and, prior to that, served as Artisan Partners Holdings’ Chief Operating Officer for investment operations from March 2007 through January 2010. Mr. Colson has been a managing director of Artisan Partners Holdings since he joined the company in January 2005. Before joining Artisan Partners Holdings, Mr. Colson was an executive vice president of Callan Associates, Inc. Mr. Colson holds a B.A. in economics from the University of California-Irvine.

Mr. Colson’s leadership experience as our President and Chief Executive Officer, his extensive knowledge of and significant contributions to our company and his expertise in finance, business development and the investment management industry provide the Board with a unique perspective and qualify him to serve on our Board.

Tench Coxe has served on our Board since February of 2013. He has been a managing director of Sutter Hill Ventures since 1989 and joined that firm in 1987 following his tenure with Digital Communications Associates in Atlanta. Prior to that, Mr. Coxe worked with Lehman Brothers in New York City, where he was a corporate finance analyst specializing in mergers and acquisitions as well as debt and equity financing. Mr. Coxe was a member of Artisan Partners Holdings’ advisory committee from January 1995 to the completion of our initial public offering in March 2013. Mr. Coxe holds a B.A. in economics from Dartmouth College and an M.B.A. from Harvard Business School. He currently serves on the boards of Mattersight Corporation and Nvidia Corporation.

Mr. Coxe’s wide-ranging leadership experience and involvement with both public and private directorships provide additional expertise to our Board and its committees.

Stephanie G. DiMarco has served on our Board since February of 2013. She is currently chair of the board of Advent Software, Inc. Ms. DiMarco founded Advent in June 1983 and has served as its chief executive officer, chief financial officer and president. She currently serves on the advisory board of the College of Engineering at the University of California Berkeley and the board of directors of Summer Search, a non-profit organization. She is also a member of the Presidio Institute Advisory Committee. She is a former member of the board of trustees of the University of California Berkeley Foundation, a former advisory board member of the Haas School of Business at the University of California Berkeley and a former trustee of the San Francisco Foundation where she chaired the investment committee. Ms. DiMarco holds a B.S. in business administration from the University of California at Berkeley.

Ms. DiMarco’s extensive experience in technological developments for the investment management industry and her management experience as a founder, officer and director of Advent provide perspective on the management and operations of a public company. In addition, her extensive financial and accounting experience strengthens our Board through her understanding of accounting principles, financial reporting rules and regulations, and internal controls.

Jeffrey A. Joerres has served on our Board since February of 2013. Mr. Joerres is executive chairman and chairman of the board of directors of ManpowerGroup. From April 1999 until May 2014, he served as chief executive officer of ManpowerGroup. Prior to becoming chief executive officer, he served as vice president of marketing, senior vice president of European operations and senior vice president of global account management. Prior to joining ManpowerGroup, Mr. Joerres held the position of vice president of sales and marketing for ARI Network Services. He has also held several management positions within IBM. Mr. Joerres currently serves on the board of Johnson Controls, Inc., and on the U.S. Council for International Business and the Committee for Economic Development. He is also the chair of the board of directors of the Federal Reserve Bank of Chicago. Mr. Joerres served on the board of Artisan Partners Funds, Inc. from 2001 to 2011. Mr. Joerres holds a bachelor’s degree from Marquette University’s College of Business Administration.

Mr. Joerres’s global operating and leadership experience as an officer and director of ManpowerGroup and his innovative approach to optimizing human capital provide the Board with insight into the management and operations of a public company.

We believe that our directors collectively have the skills and experience to oversee and guide our business. Each director has the integrity, business judgment, collegiality and commitment that are among the essential characteristics for membership on our Board. They also bring highly developed skills in, among other areas, finance, business operations, corporate strategy and business development. In addition, members of our Board have had a great diversity of experiences and bring to our Board a wide variety of perspectives that strengthen their ability to provide direction to the company. They have had wide-ranging leadership experience and extensive involvement across a range of industries and in the investment management and financial services industries in particular.

Director Independence

Our Corporate Governance Guidelines provide that a majority of our directors must satisfy the criteria for independence under the NYSE listing standards and not have any material relationship with the company.

Five of our seven directors currently holding office are independent directors. Our Board, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that each of Matthew R. Barger, Seth W. Brennan, Tench Coxe, Stephanie G. DiMarco and Jeffrey A. Joerres is independent in accordance with NYSE listing standards and our Governance Guidelines, and does not have any relationship that would interfere with exercising independent judgment in carrying out responsibilities as a director. Prior to his resignation on July 18, 2014, Allen R. Thorpe was an independent director and served on both the Compensation Committee and the Nominating and Corporate Governance Committee.

Board Leadership Structure

The roles of Chairman of the Board and Chief Executive Officer are currently separated and held by Mr. Ziegler and Mr. Colson, respectively. Our Board understands that there is no single, generally accepted approach to providing board leadership and that given the dynamic and competitive environment in which we operate, the right board leadership structure may vary as circumstances warrant. To this end, our Board has no policy mandating the combination or separation of the roles of Chairman of the Board and Chief Executive Officer. The Board will discuss and consider the matter from time to time as circumstances change and, subject to our amended and restated bylaws, has the flexibility to modify our board leadership structure as it deems appropriate.

Committees of the Board – Board Meetings

The Board conducts its business through meetings of the Board and through meetings of its committees. The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The current members and chairpersons of the committees are:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Matthew R. Barger*	X		Chair
Seth W. Brennan*		X	X
Eric R. Colson
Tench Coxe*		X	X
Stephanie G. DiMarco*	Chair
Jeffrey A. Joerres*	X	Chair
Andrew A. Ziegler

*	Independent Director

During 2014, our Board held four meetings, the Audit Committee held seven meetings, the Compensation Committee held five meetings and the Nominating and Corporate Governance Committee held four meetings. As a matter of Board policy, it is expected that all directors should make every effort to attend meetings of the Board and meetings of committees of which they are members. During 2014, each current director attended at least 75% of the aggregate number of meetings of the Board and meetings of the committees of which he or she is a member. Mr. Brennan joined the Board in October of 2014 and attended all meetings of the Board, the Compensation Committee and the Nominating and Corporate Governance Committee subsequent to that time.

We encourage our directors to attend our annual meetings of stockholders. Six of our seven directors attended our 2014 Annual Meeting of Stockholders.

During 2014, our non-management directors met periodically in executive session without management participation. As determined by the Board, Mr. Barger presides over all such executive sessions.

Audit Committee

The Audit Committee is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. It is comprised solely of directors who meet the independence requirements under NYSE listing standards and the Securities Exchange Act, and who are “financially literate” under NYSE rules. The Board has determined that each member of the Audit Committee has “accounting or related financial management expertise” and qualifies as an “audit committee financial expert.” The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to:

•	The integrity and quality of our financial statements.

•	Our compliance with legal and regulatory requirements.

•	The independent auditor’s qualifications, independence and performance.

•	Our internal audit function.

The Audit Committee is governed by a written Audit Committee Charter adopted by our Board. The charter is available under the Corporate Governance link on our website at www.apam.com. We will also provide a printed copy of the charter to stockholders upon request.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is comprised solely of directors who meet the NYSE independence requirements. The responsibilities of the Nominating and Corporate Governance Committee include:

•	Making recommendations to the Board regarding the selection of candidates for service on the Board and the suitability of proposed nominees as directors.

•	Reviewing, at least annually, the corporate governance guidelines applicable to the company and recommending changes to the Board.

•	Overseeing the evaluation of the Board and its committees.

The Nominating and Corporate Governance Committee is governed by a written Nominating and Corporate Governance Committee Charter adopted by our Board. The charter is available under the Corporate Governance link on our website at www.apam.com. We will also provide a printed copy of the charter to stockholders upon request.

Compensation Committee

Each member of the Compensation Committee is independent under NYSE listing standards. The Compensation Committee:

•	Reviews and approves, or makes recommendations to our Board with respect to, the compensation of our executive officers.

•	Oversees, and makes recommendations to our Board with respect to, our cash and equity incentive compensation plans.

•	Makes recommendations to our Board with respect to director compensation.

The Compensation Committee is governed by a written Compensation Committee Charter adopted by our Board. The charter is available under the Corporate Governance link on our website at www.apam.com. We will also provide a printed copy of the charter to stockholders upon request.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Seth W. Brennan, Tench Coxe and Jeffrey A. Joerres. Until his resignation from our Board in July 2014, Allen R. Thorpe also served on the Compensation Committee. The Compensation Committee is comprised solely of independent directors under the NYSE listing standards and our Governance Guidelines. None of the members of the Compensation Committee has been an officer or employee of the company. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our Board.

In connection with our initial public offering, we entered into agreements with the limited partners of Artisan Partners Holdings, including with entities associated with Tench Coxe and Allen Thorpe. Information about the agreements, and transactions thereunder, are more fully discussed in “Relationships and Related Party Transactions.”

CORPORATE GOVERNANCE

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines that guide the Board on matters of corporate governance, including:

•	Composition and leadership structure of the Board.

•	Selection and retirement of directors.

•	Obligations with respect to Board and committee meetings.

•	Committees of the Board.

•	Specific functions related to management succession, executive compensation, Board compensation and reviewing and approving significant transactions.

•	Certain expectations related to, among things, meeting attendance and participation, compliance with our Code of Business Conduct and other directorships.

•	Evaluation of Board performance.

•	Board access to management and independent advisors.

A copy of the Governance Guidelines is available under the Corporate Governance link on our website at www.apam.com. We will provide a printed copy of the Governance Guidelines to stockholders upon request.

Board Effectiveness

On an annual basis, the Board, through the Nominating and Corporate Governance Committee, conducts a self-evaluation to evaluate its effectiveness in fulfilling its obligations.

Code of Business Conduct

Our Board has adopted a Code of Business Conduct applicable to all directors, officers and employees of the company to provide a framework for the highest standards of professional conduct and foster a culture of honesty and accountability. The Code of Business Conduct satisfies applicable SEC requirements and NYSE listing standards. The Code of Business Conduct is available under the Corporate Governance link on our website at www.apam.com. We will provide a printed copy of the Code of Business Conduct to stockholders upon request.

Board Oversight of Risk Management

Our Board is responsible for overseeing management in the execution of its responsibilities and for assessing our general approach to risk management. In addition, an overall review of risk is inherent in the Board’s consideration of our business, long-term strategies and other matters presented to our Board. Our Board exercises its risk oversight responsibilities periodically as part of its meetings and also through its standing committees, each of which is responsible for overseeing various components of enterprise risk as summarized below.

Board/Committee	Primary Areas of Risk Oversight
Full Board	Oversight of strategic, financial and execution risks in connection with the company’s business operations and the operating environment.
Audit Committee	Oversight of risks related to financial matters, particularly financial reporting, accounting practices and policies, and significant tax, legal and compliance matters.
Nominating and Corporate Governance Committee	Oversight of risks associated with director independence, potential conflicts of interest, management succession planning and overall board effectiveness.
Compensation Committee	Oversight of risks associated with compensation policies, plans and practices, including whether the compensation program provides appropriate incentives that do not encourage excessive risk taking.

Senior management is responsible for assessing and managing risk, including strategic, operational, regulatory, investment and execution risks, on a day-to-day basis, including the creation of appropriate risk management programs. The Board periodically reviews information presented by senior management regarding the assessment and management of the company’s risk.

Our Board’s role in risk oversight of the company is consistent with our leadership structure, with the Chief Executive Officer and other members of senior management having responsibility for assessing and managing our risk exposure, and our Board and its committees providing oversight in connection with those efforts. We believe this division of risk management responsibilities provides a consistent and effective approach for identifying, managing and mitigating risks throughout the company.

Nomination of Directors

The Governance Guidelines provide that the Nominating and Corporate Governance Committee is responsible for identifying and selecting, or recommending for the Board’s selection, the nominees to stand for election to the Board and for recommending to the Board individuals to fill vacancies occurring between annual meetings of stockholders. The Nominating and Corporate Governance Committee must determine that new nominees for the position of independent director satisfy the independence requirements under NYSE listing standards and, in accordance with the Governance Guidelines, the following criteria:

•	Judgment, character, expertise, skills and knowledge useful to the oversight of our business.

•	Ability and willingness to commit adequate time to Board and committee matters.

•	The fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the company.

•	Diversity of viewpoints, background, experience and other demographics.

The Nominating and Corporate Governance Committee seeks to create a Board that consists of a diverse group of qualified individuals that function effectively as a group. Qualified candidates are those who, in the judgment of the committee, possess strong personal attributes and relevant business experience to assure effective service on our Board. Personal attributes include effective leadership qualities, a high standard of integrity and ethics, professional and sound judgment, strong interpersonal skills, and a collaborative attitude. Experience and qualifications include professional experience with corporate boards, financial acumen, industry knowledge, diversity of viewpoints, and special business experience and expertise in an area relevant to the company. When the committee reviews a potential new candidate, the committee will look specifically at the candidate’s qualifications in light of the needs of our Board and the company at that time given the then current make-up of our Board.

We believe that the company benefits from having directors with a diversity of viewpoints, backgrounds, experiences, skill sets and other demographics. As noted above, one of the factors that the committee will consider in identifying and evaluating a potential nominee is the extent to which the nominee would add to the diversity of our Board.

The Nominating and Corporate Governance Committee periodically assesses the appropriate size of the Board and/or any committee thereof. In the event that vacancies are anticipated or otherwise arise, the committee will seek to identify director candidates based on input provided by a number of sources, including: (i) our directors; (ii) management; and (iii) our stockholders. The committee also has the authority to consult with or retain advisors or search firms to assist in the identification and evaluation of qualified director candidates. In addition to the above considerations, the committee will consider the company’s obligations under the Stockholders Agreement to which the company is a party when identifying, selecting or recommending nominees for the Board. For a discussion of the Stockholders Agreement, see “Relationships and Related Party Transactions—Transactions in Connection with our IPO—Stockholders Agreement.”

Once director candidates have been identified, the Nominating and Corporate Governance Committee will evaluate each candidate in light of his or her qualifications and credentials, and any additional factors that the committee deems necessary or appropriate, including those set forth above. The committee will evaluate whether a prospective candidate is qualified to serve as a director and, if so qualified, will seek the approval of the full Board for the nomination of the candidate or the election of such candidate to fill a vacancy on the Board.

All of the nominees recommended for election at the 2015 Annual Meeting are current members of the Board. Based on the Nominating and Corporate Governance Committee’s evaluation of each nominee’s satisfaction of the qualifications described above and their past performance as directors, the committee has recommended the nominees for re-election and the Board has approved such recommendation. The committee has not received any nominations for new directors from stockholders for the 2015 Annual Meeting.

Stockholder Recommendations for Director Candidates

The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders as candidates for election to the Board. A stockholder wishing to nominate a candidate for election to the Board at an annual meeting is required to give written notice to our Corporate Secretary providing the specific information set forth in Section 1.13 of our amended and restated bylaws. The notice must be received not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year; provided, however, that if the annual meeting is not scheduled to be held within a period that commences 30 days before and ends 30 days after such anniversary date, the stockholder notice must be given by the later of the close of business on the date 90 days prior to such annual meeting date or the close of business on the 10th day following the date on which such annual meeting is first publicly announced or disclosed. A copy of the amended and restated bylaws is available under the Corporate Governance link on our website at www.apam.com.

Stockholders’ Proposals for the 2016 Annual Meeting of Stockholders

Stockholders who, in accordance with the SEC’s Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2016 Annual Meeting of Stockholders must submit their proposals by certified mail, return receipt requested, and must be received by the

Corporate Secretary at our principal offices in Milwaukee, Wisconsin, on or before November 24, 2015, to be eligible for inclusion in our proxy statement and form of proxy relating to that meeting. In the event that we hold our 2016 Annual Meeting of Stockholders more than 30 days before or after May 6, 2016 (the one-year anniversary date of the 2015 Annual Meeting), we will disclose the new deadline by which stockholders’ proposals must be received under Item 5 of our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably determined to inform stockholders. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. For such a proposal to be properly brought before the 2016 Annual Meeting of Stockholders, the Corporate Secretary must receive written notice of the matter the stockholder wishes to present not less than 90 nor more than 120 days prior to the first anniversary of the 2015 Annual Meeting of Stockholders. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our amended and restated bylaws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than January 7, 2016, and no later than February 6, 2016. However, if the 2016 Annual Meeting of Stockholders is not scheduled to be held within a period that commences 30 days before and ends 30 days after the anniversary date of our 2015 Annual Meeting, the stockholder notice must be given by the later of the close of business on the date 90 days prior to such annual meeting date or the close of business on the 10th day following the date on which the annual meeting date is first publicly announced or disclosed. Any such stockholder notice must be in writing and must provide the specific information set forth in Section 1.13 of our amended and restated bylaws. A copy of the amended and restated bylaws is available under the Corporate Governance link on our website at www.apam.com.

Stockholder proposals should be sent to the Corporate Secretary at the address provided below under “Communications with the Board.”

Communications with the Board

Stockholders or other interested parties wishing to contact the Board, the non-management directors or any individual director may send correspondence to the address provided below.

Artisan Partners Asset Management Inc.

Attn: Corporate Secretary

875 East Wisconsin Avenue, Suite 800

Milwaukee, WI 53202

Communications are distributed to the Board, to the non-management directors or to any individual director, as deemed appropriate by the Corporate Secretary, depending on the facts and circumstances outlined in the communication.

EXECUTIVE OFFICERS

The names of our executive officers and their ages, positions and biographies are set forth below. There are no family relationships among any of our directors or executive officers.

Eric R. Colson	46	President, Chief Executive Officer and Director
Charles J. Daley, Jr.	52	Executive Vice President, Chief Financial Officer and Treasurer
Sarah A. Johnson	43	Executive Vice President, Chief Legal Officer and Secretary
Dean J. Patenaude	52	Executive Vice President—Global Distribution
Gregory K. Ramirez	44	Senior Vice President

Eric R. Colson has served on our Board since the company’s inception and currently serves as our President and Chief Executive Officer. Since November 2013, he has also been a director of Artisan Partners Funds, Inc. Mr. Colson has served as Chief Executive Officer of Artisan Partners Holdings since January 2010 and, prior to that, served as Artisan Partners Holdings’ Chief Operating Officer for investment operations from March 2007 through January 2010. Mr. Colson has been a managing director of Artisan Partners Holdings since he joined the company in January 2005. Before joining Artisan Partners Holdings, Mr. Colson was an executive vice president of Callan Associates, Inc. Mr. Colson holds a B.A. in economics from the University of California-Irvine.

Charles J. Daley, Jr. has been our Executive Vice President, Chief Financial Officer and Treasurer since March of 2011. He has served as Chief Financial Officer of Artisan Partners Holdings since August 2010, and has been a managing director of Artisan Partners Holdings since July 2010. Prior to that, Mr. Daley was chief financial officer, executive vice president and treasurer of Legg Mason, Inc. Mr. Daley holds a B.S. in Accounting from the University of Maryland, is an inactive certified public accountant, and holds a Series 27 license.

Sarah A. Johnson has been our Executive Vice President, Chief Legal Officer and Secretary since October 2013 and, prior to then, served as Assistant Secretary since April 2013. She has been general counsel of Artisan Partners Funds, Inc. since February 2011. Ms. Johnson was named a managing director of Artisan Partners Holdings in March 2010. Prior to joining the firm in July 2002, Ms. Johnson practiced law with the law firm of Bell, Boyd & Lloyd LLC, Chicago, Illinois. Ms. Johnson holds a B.A. from Northwestern University and a J.D. from Northwestern University School of Law.

Dean J. Patenaude has been our Executive Vice President—Global Distribution since July 2012 and a managing director of Artisan Partners Holdings and Head of Global Distribution since joining Artisan Partners Holdings in March 2009. Before joining Artisan Partners Holdings, Mr. Patenaude was senior vice president and head of global distribution for Affiliated Managers Group, Inc. Before joining AMG, Mr. Patenaude was vice president and director of global consultant marketing at Wellington Management Company. He began his career in investment management at Brinson Partners, Inc. as a partner in business development. Mr. Patenaude holds a B.S. in Business Administration from Georgetown University and an M.B.A. from the Kellogg School of Management at Northwestern University.

Gregory K. Ramirez has been our Senior Vice President since October 2013 and, prior to then, served as Assistant Treasurer since April 2013. He currently serves as chief financial officer for Artisan Partners Funds, Inc. and Head of Securities Operations and Vehicle Administration for Artisan Partners Holdings. His prior roles with Artisan Partners Holdings include controller, chief accounting officer and director of client accounting and administration. Mr. Ramirez was named a managing director of Artisan Partners Holdings in April 2003. Prior to joining the firm in July 1997, Mr. Ramirez was an audit manager with Price Waterhouse, focusing on investment company audits and reviewing transfer agency controls.

Mr. Ramirez holds a Bachelor of Business Administration in Accounting from the University of Iowa and a Masters of Business Administration from Marquette University. He is a certified public accountant and holds a Series 27 license.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of March 11, 2015, for the following:

•	Each person known by us to beneficially own more than 5% of any class of our outstanding shares, as of March 11, 2015, or such other date as indicated in the footnotes below.

•	Each of our named executive officers.

•	Each of our directors.

•	All of our named executive officers and directors as a group.

Each share of our Class A common stock and Class C common stock is entitled to one vote per share. Each share of Class B common stock initially entitles its holder to five votes per share. The number of votes per share of Class B common stock will decrease from five to one when holders of Class B common stock collectively hold less than 20% of the aggregate number of outstanding shares of common stock. As of March 11, 2015, the holders of Class B common stock collectively held approximately 29% of the aggregate number of outstanding shares of common stock.

Each share of our Class C common stock corresponds to a Class A common unit, Class D common unit or Class E common unit of Artisan Partners Holdings, and each share of Class B common stock corresponds to a Class B common unit of Artisan Partners Holdings. Subject to certain restrictions, common units are exchangeable for shares of our Class A common stock on a one-for-one basis, and upon any such exchange, the corresponding shares of Class C or Class B common stock, as applicable, are canceled.

Because we have disclosed the ownership of shares of our Class B common stock and Class C common stock (which correspond to partnership units that are exchangeable for Class A common stock), the shares of Class A common stock underlying partnership units are not separately reflected in the table below.

Applicable percentage ownership is based on 39,258,123 shares of Class A common stock (including 122,990 restricted stock units that are currently outstanding),18,423,760 shares of Class B common stock and 15,899,349 shares of Class C common stock outstanding at March 11, 2015. The aggregate percentage of combined voting power represents voting power with respect to all shares of our common stock voting together as a single class and is based on 147,153,282 total votes attributed to 73,458,242 total shares of outstanding common stock.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws.

Except as otherwise indicated, the address for each stockholder listed below is c/o Artisan Partners Asset Management Inc., 875 E. Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202.

	Class A(1)			Class B		Class C		Aggregate % of Combined Voting Power
	No. of Shares	% of Class		No. of Shares	% of Class	No. of Shares	% of Class

Directors and Named Executive Officers:
Stockholders Committee(2)	3,523,348	9.0%		18,423,760	100%	—	—	65.0%
Eric R. Colson(3)	39,000		*	667,768	3.6%	—	—	—
Charles J. Daley, Jr.(3)(4)	18,900		*	135,333	*	—	—		*
Gregory K. Ramirez(3)	13,400		*	79,864	*	—	—		*
Sarah A. Johnson(3)	17,000		*	94,464	*	—	—		*
Dean J. Patenaude(3)(5)	16,520		*	131,195	*	—	—		*
Andrew A. Ziegler(6)(7)	5,844		*	—	—	6,955,973	43.8%	4.7%
Matthew R. Barger(7)	8,665		*	—	—	1,242,002	7.8%		*
Seth W. Brennan(7)	3,108		*	—	—	—	—		*
Tench Coxe(7)(8)	30,247		*	—	—	—	—		*
Stephanie G. DiMarco(7)	28,872		*	—	—	—	—		*
Jeffrey A. Joerres(7)	12,165		*	—	—	—	—		*
Directors and executive officers as a group (11 persons)	3,618,069	9.2%		18,423,760	100%	8,197,975	51.6%	70.6%

5+% Stockholders:
Artisan Investment Corporation(6)	—	—		—	—	6,955,973	43.8%	4.7%
MLY Holdings Corp.(3)(9)	—	—		3,786,208	20.6%	—	—	—
LaunchEquity Acquisition Partners, LLC (3)(10)	—	—		2,069,928	11.2%	—	—	—
N. David Samra(3)	803,064	2.0%		1,601,003	8.7%	—	—	—
James C. Kieffer(3)	—	—		1,477,611	8.0%	—	—	—
Scott C. Satterwhite(3)	—	—		1,475,151	8.0%	—	—	—
George Sertl(3)	—	—		1,474,058	8.0%	—	—	—
Daniel J. O’Keefe(3)	894,356	2.3%		1,329,655	7.2%	—	—	—
James D. Hamel(3)	224,622		*	966,066	5.2%	—	—	—
Patricia Christina Hellman Survivor’s Trust	—	—		—	—	1,330,738	8.4%		*
Arthur Rock 2000 Trust	—	—		—	—	1,153,280	7.3%		*
Thomas F. Steyer	—	—		—	—	1,082,314	6.8%		*
The Pisces Fund	—	—		—	—	807,305	5.1%		*
FMR LLC(11)	3,451,475	8.8%		—	—	—	—		*
Kayne Anderson Rudnick Investment Mgmt (12)	2,764,080	7.0%		—	—	—	—	1.7%
Eaton Vance Management(13)	2,452,945	6.2%		—	—	—	—	1.7%
Prudential Financial, Inc.(14)	2,025,359	5.2%		—	—	—	—	1.3%
Jennison Associates LLC(15)	2,023,619	5.2%		—	—	—	—	1.3%

*	Less than 1%.
(1)	Subject to certain exceptions, the persons who hold shares of our Class B common stock and Class C common stock (which correspond to partnership units that generally are exchangeable for Class A common stock) are currently deemed to have beneficial ownership over a number of shares of our Class A common stock equal to the number of shares of our Class B common stock and Class C common stock reflected in the table above, respectively. Because we have disclosed the ownership of shares of our Class B common stock and Class C common stock, the shares of Class A common stock underlying partnership units are not separately reflected in the table above.
(2)

Each of our employees to whom we have granted equity (including Mr. Colson, Mr. Daley, Mr. Ramirez, Ms. Johnson and Mr. Patenaude) has entered into a Stockholders Agreement pursuant to which they granted an irrevocable voting proxy with respect to all of the shares of our common stock they have acquired from us and any shares they may acquire from us in the future to a Stockholders Committee currently consisting of Mr. Colson, Mr. Daley and Mr. Ramirez. All shares subject to the Stockholders Agreement are voted in accordance with the majority decision of those three members. Shares originally subject to the Stockholders Agreement cease to be subject to it when sold by the employee or upon the termination of the employee’s employment with us.

The number of shares of Class A and Class B common stock in this row includes all shares of Class A common stock and Class B common stock that we have granted to current employees and that have not yet been sold by those employees. As members of the Stockholders Committee, Mr. Colson, Mr. Daley and Mr. Ramirez share voting power over all of these shares. Other than as shown in the row applicable to each of them individually, none of Mr. Colson, Mr. Daley or Mr. Ramirez has investment power with respect to any of the shares subject to the Stockholders Agreement, and each disclaims beneficial ownership of such shares.

(3)	Pursuant to the Stockholders Agreement, Mr. Colson, Mr. Daley, Mr. Ramirez, Ms. Johnson, Mr. Patenaude, MLY Holdings Corp., LaunchEquity Acquisition Partners, LLC, Mr. Samra, Mr. Kieffer, Mr. Satterwhite, Mr. Sertl, Mr. O’Keefe and Mr. Hamel each granted an irrevocable voting proxy with respect to all of the shares of our common stock he or she has acquired from us and any shares he or she may acquire from us in the future to the Stockholders Committee as described in footnote 2 above. Each retains investment power with respect to the shares of our common stock he or she holds, which are the shares reflected in the row applicable to each person. 400 of Mr. Daley’s shares, 1,400 of Mr. Ramirez’s shares, 4,000 of Ms. Johnson’s shares and 20 of Mr. Patenaude’s shares, respectively, are not subject to the Stockholders Agreement.
(4)	Includes 200 shares of Class A common stock held by Mr. Daley’s daughter.
(5)	Includes 20 shares of Class A common stock held by Mr. Patenaude’s son.
(6)	The Class C shares reflected in the row applicable to Mr. Ziegler individually are owned by Artisan Investment Corporation. Mr. Ziegler and Carlene M. Ziegler, who are married to each other, control Artisan Investment Corporation.
(7)	Includes the shares of Class A common stock underlying restricted stock units granted to our non-employee directors. The underlying shares will be delivered on the earlier to occur of (i) a change in control of Artisan and (ii) assuming the restricted stock units have vested, the termination of such person’s service as a director. Mr. Coxe holds restricted stock units awarded to him for the benefit of the managing directors of the general partner of Sutter Hill Ventures.
(8)	Includes 22,411 shares of Class A common stock held by a trust of which Mr. Coxe is a co-trustee and beneficiary. Mr. Coxe shares voting and investment power over all of such shares of Class A common stock.
(9)	MLY Holdings Corp. is a Delaware corporation through which Mark L. Yockey holds his shares of Class B common stock. Mr. Yockey is the sole director of MLY Holdings Corp.
(10)	LaunchEquity Acquisition Partners, LLC, is a manager-managed designated series limited liability company organized under the laws of the State of Delaware. Andrew C. Stephens is the sole manager of the designated series of LaunchEquity Acquisition Partners through which Mr. Stephens holds his shares of Class B common stock.
(11)	This information has been derived from the Schedule 13G filed with the SEC on February 13, 2015, by FMR LLC, Edward C. Johnson 3d and Abigail P. Johnson, which states that as of December 31, 2014, each of the reporting persons had sole dispositive power over 3,451,475 shares and FMR LLC had sole voting control over 786,930 shares of Class A common stock.
(12)	This information has been derived from the Schedule 13G filed with the SEC on February 5, 2015, by Kayne Anderson Rudnick Investment Management LLC which states that Kayne Anderson Rudnick Investment Management had sole voting control and dispositive power over 2,764,080 shares of Class A common stock as of December 31, 2014.
(13)	This information has been derived from the Schedule 13G filed with the SEC on January 13, 2015, by Eaton Vance Management which states that Eaton Vance Management had sole voting control and sole dispositive power over 2,452,945 shares of Class A common stock as of December 31, 2014.
(14)	This information has been derived from the Schedule 13G filed with the SEC on February 13, 2015, by Prudential Financial, Inc. which states that through certain parent/subsidiary relationships, Prudential Financial, Inc. may be deemed to beneficially own 2,025,359 shares of Class A common stock, of which 2,023,619 shares are also deemed to be beneficially owned by Jennison Associates LLC, as noted in the table above. As of December 31, 2014, Prudential Financial, Inc. had sole voting and sole dispositive power over 55,434 shares, shared voting control over 1,887,781 shares and shared dispositive power over 1,969,925 shares of Class A common stock.
(15)	This information has been derived from the Schedule 13G filed with the SEC on February 9, 2015, by Jennison Associates LLC which states that Jennison Associates had sole voting control over 1,941,475 shares and shared dispositive power over 2,023,619 shares of Class A common stock as of December 31, 2014. The Schedule 13G discloses that Prudential Financial, Inc. indirectly owns 100% of the equity securities of Jennison Associates, and therefore Prudential Financial may also be deemed to beneficially own the shares reported by Jennison Associates.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act and regulations of the SEC require our directors, executive officers and, with certain exceptions, persons who own more than 10% of a registered class of our equity securities, as well as certain affiliates of such persons, to file with the SEC reports of ownership of, and transactions in, our equity securities. Directors, executive officers and persons owning more than 10% of a registered class of our equity securities are further required to provide us with copies of these reports.

Based solely on our review of the copies of such reports and on information provided by the reporting persons or their respective brokers, we believe that during the fiscal year ended December 31, 2014, our directors, officers and owners of more than 10% of a registered class of our equity securities complied with all applicable filing requirements.

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officer Compensation Summary

The core elements of our named executive officers’ compensation are base salary, a performance based discretionary cash bonus, and equity awards. Together, these elements create a pay package that is designed to:

•	Support our business strategy.

•	Attract, motivate and retain highly talented, results-oriented individuals.

•	Reward the achievement of superior and sustained long-term performance.

•	Be flexible and responsive to evolving market conditions.

•	Align the interests of our named executive officers with our stockholders.

•	Provide competitive pay opportunities.

The following table shows the elements of compensation paid to our named executive officers with respect to 2014 and 2013. (The amounts in this table vary from the data and reporting conventions required in the Summary Compensation Table below).

Name & Principal Position	Year	Salary	Cash Bonus	Restricted Share Grant	Total Direct Compensation	Incentive Pay as a % of Total Direct Compensation
Eric R. Colson,	2014	$250,000	$5,500,000	$873,510	$6,623,510	96%
Chief Executive Officer	2013	250,000	7,000,000	1,178,100	8,428,100	97%

Charles J. Daley, Jr.,	2014	250,000	2,000,000	423,520	2,673,520	91%
Chief Financial Officer	2013	250,000	2,500,000	549,780	3,299,780	92%

Dean J. Patenaude,	2014	250,000	2,200,000	370,580	2,820,580	91%
Global Distribution	2013	250,000	2,100,000	497,420	2,847,420	91%

Sarah A. Johnson,	2014	250,000	1,025,000	423,520	1,698,520	85%
Chief Legal Officer	2013	250,000	950,000	261,800	1,461,800	83%

Gregory K. Ramirez,	2014	250,000	1,075,000	370,580	1,695,580	85%
Senior Vice President	2013	250,000	1,000,000	261,800	1,511,800	83%

The 2014 compensation reflects, among other things:

•	The maintenance of an environment and culture in which our investment professionals continued to deliver strong investment performance. At year-end, 82% of our assets under management were in strategies out-performing their broad-based benchmarks over the trailing 3- and 5-year periods. All of our investment strategies with 10-year track records had out-performed their broad-based benchmarks over that period.

•	The successful launch of our first fixed income investment strategy, the Artisan High Income strategy. At year-end, the strategy had assets under management of $565 million. The launch of the strategy further increases our capacity for additional assets under management.

•	The further expansion of our global distribution efforts. At year-end, $13.9 billion of our total assets under management were from clients domiciled outside the U.S., up from $11.9 billion at the end of 2013.

•	Revenues of $828.7 million in 2014, a 21% increase from revenues of $685.8 million in 2013, while sustaining strong operating margins.

•	The successful completion of our March 2014 follow-on offering and the continued evolution of our capital structure.

The decline in total direct compensation paid to Mr. Colson and Mr. Daley in 2014 is primarily a result of their 2013 compensation reflecting the successful completion of our initial public offering and the related corporate reorganization in March 2013. The IPO and reorganization were substantial events in our history, and we rewarded Mr. Colson and Mr. Daley for the successful completion with increased compensation in 2013.

In 2014 we introduced a new component to our equity compensation program: career shares. Our standard restricted shares vest pro-rata over the five years following the date of grant. For career shares to vest, both of the following conditions must be met:

•	Pro rata time-vesting, under which 20% of the shares satisfy this condition in each of the five years following the year of grant.

•	Qualifying retirement, which requires that the recipient (i) has been employed by us for at least 10 years at retirement; (ii) had provided, in the case of named executive officers and portfolio managers, three years’ prior written notice of retirement (which can be reduced to not less than one year at our discretion); and (iii) remains at the company through the retirement notice period.

One-half of the restricted shares awarded to each of our named executive officers in 2014 were career shares. With certain exceptions, those career shares will only vest if and when the named executive officer retires from the company in accordance with the qualifying retirement conditions. We believe that career shares will further align the interests of our named executive officers, portfolio managers, and other senior employees with our stockholders and clients and will incentivize recipients to remain at our firm until they are ready to leave in a thoughtful and structured way.

In addition to career shares, our named executive officer compensation program includes the following features that we believe reflect best practices in corporate pay governance:

•	We do not have employment or other agreements that provide termination benefits outside the context of a change in control.

•	Our post-IPO equity grants to named executive officers include double-trigger change in control provisions.

•	We do not provide “golden parachute” tax gross ups.

•	We generally do not provide guaranteed bonuses. None of our current named executive officers have bonus guarantees.

•	We do not offer retirement or pension plans other than the same 401(k) plan that is available to all employees.

•	We do not maintain any benefit plans or perquisites that cover only one or more of our named executive officers.

•	Our insider trading policy prohibits hedging or pledging of company stock by our employees.

•	Our Compensation Committee receives input from an independent compensation consultant.

Objectives of the Compensation Program

We believe that to create long-term value for our stockholders our management team needs to focus on the following business objectives:

•	Achieving profitable and sustainable financial results.

•	Delivering superior investment performance and client service.

•	Attracting and retaining top investment talent whose interests are aligned with our clients and stockholders.

•	Expanding our investment capabilities through thoughtful growth.

•	Continuing to diversify our sources of assets.

Our cash and equity compensation programs are designed to (i) support our business strategy, (ii) attract, motivate and retain highly talented, results-oriented individuals, (iii) reward the achievement of superior and sustained long-term performance, (iv) be flexible and responsive to evolving market conditions, (v) align the interests of our named executive officers with our stockholders, and (vi) provide competitive pay opportunities.

Determination of Compensation

Oversight of Compensation Programs. The aggregate level of our named executive officer’s equity compensation is reviewed on an annual basis. Our Compensation Committee, which is comprised solely of independent directors, has primary responsibility for all compensation decisions relating to our named executive officers. Our Compensation Committee reports all compensation decisions to the Board on a regular basis.

Peer Group Compensation Review. We consider the individual and aggregate pay levels and financial performance of other asset management companies as inputs to our compensation decision-making process. For example, in determining the size and structure of equity awards made to our named executive officers in 2014, our Compensation Committee considered the size and structure of equity awards granted by certain investment managers to their executives. Additionally, in approving the elements and amounts of compensation paid to our named executive officers in 2014, our Compensation Committee considered compensation information with respect to other companies in the asset management industry. Our Compensation Committee will continue to assess annually whether using competitive benchmarking or a specific peer group is appropriate for our company.

Role of Chief Executive Officer, Compensation Committee and Board. Our Chief Executive Officer evaluates the performance of, and makes recommendations to our Compensation Committee regarding compensation matters involving, the other named executive officers. Our Compensation Committee retains the ultimate authority to approve, reject or modify those recommendations. The Compensation Committee independently evaluates our Chief Executive Officer’s performance and determines our Chief Executive Officer’s compensation. The decisions of the Compensation Committee are then reported to the Board. Our Compensation Committee has the opportunity to meet in executive session at each meeting without management present.

Use of Compensation Consultants. Our Compensation Committee has retained the services of McLagan, a compensation consultant, to provide advice regarding our named executive officer compensation program and compensation trends in the asset management industry. McLagan must receive preapproval from the chairperson of our Compensation Committee prior to accepting any non-survey-related work from management. Other than compensation surveys and multi-client studies where McLagan provided information, but not advice, McLagan did not provide any services to management in 2014. Our Compensation Committee has assessed the independence of McLagan pursuant to SEC rules and concluded that no conflict of interest exists that prevents McLagan from independently advising the Compensation Committee.

Tax and Accounting Considerations. When it reviews compensation matters, our Compensation Committee considers the anticipated tax and accounting treatment of various payments and benefits to the company and, when relevant, to its named executive officers, although these considerations are not dispositive. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a publicly-traded corporation that pays compensation in excess of $1 million to any of its named executive officers (other than the chief financial officer) in any taxable year, unless the compensation plan and awards meet certain requirements. Section 162(m) did not apply to our compensation prior to our IPO in March 2013. Under the transition rules, in general, compensation paid under a plan that existed while we were private is exempt from the $1 million deduction limit until the earliest to occur of: (i) the expiration of the plan; (ii) the material modification of the plan; (iii) the issuance of all available shares and other compensation that has been allocated under the plan; and (iv) the first meeting of stockholders at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which our IPO occurred (i.e., the first meeting of stockholders after December 31, 2016). To the extent Section 162(m) is now applicable to us, we are relying on this exemption. Notwithstanding the foregoing, we reserve the right to pay amounts that are not deductible under Section 162(m) during any period when Section 162(m) is applicable to us.

Elements of our Named Executive Officers’ Compensation and Benefits

In 2014, the elements of our named executive officer compensation program were:

•	Base salary.

•	Annual performance based discretionary cash bonus.

•	Equity compensation.

•	Retirement benefits.

•	Other benefits.

Base Salary

Base salaries are intended to provide our named executive officers with a degree of financial certainty and stability that does not depend on performance and that does not differentiate among the responsibilities, contributions or performance of our named executive officers. Instead, we consider it a baseline compensation level that delivers some current cash income to our named executive officers. As is typical in the asset management industry, our named executive officers’ base salaries represent a relatively small portion of their overall total direct compensation. We believe that the potential for substantial incentive compensation is seen by our named executive officers as the more important component. Further, we believe in a model of managed fixed costs and the potential for substantial upside to productive employees and view this compensation structure as promoting our business objectives. Each of our named executive officers received an annual base salary of $250,000 in 2014. The $250,000 annual base salary for named executive officers has remained unchanged over the last decade. We will continue to annually review the base salaries of our named executive officers.

Annual Performance Based Discretionary Cash Bonus

Cash incentive compensation is the most significant part of our named executive officers’ total direct compensation. Annual cash incentive compensation is determined after the end of each year and is based on the Compensation Committee’s assessment of individual and company-wide performance measured over long-term periods. We do not use predetermined incentive formulas to evaluate performance or determine pay. However, the Compensation Committee does consider a set of key performance metrics in its decision making process which, for 2014, included assets under management, financial performance and the execution of certain strategic priorities.

In its April 2014 meeting, our Compensation Committee agreed upon target bonus amounts for each named executive officer and a set of key performance metrics and strategic priorities against which to evaluate performance and determine bonuses. In its July, October and December 2014 meetings, the Compensation Committee reviewed the performance metrics and strategic priorities and discussed the agreed upon target bonus amounts. In its January 2015 meeting, the Compensation Committee again reviewed the performance metrics and strategic priorities and then determined annual cash bonuses for 2014 based on its assessment of our business and financial results and the execution of strategic priorities. The Compensation Committee did not assign a particular weight to any individual factor. In shaping its decisions with respect to all of the named executive officers, the Compensation Committee considered the following key 2014 achievements:

•	Our success in retaining, motivating and attracting talented employees — in particular, talented investment professionals.

•	Our long-term investment performance and net organic growth as compared to our peers.

•	The development of our first fixed income investment strategy, the Artisan High Income strategy. The launch of the strategy further increases our capacity to manage additional assets.

•	The expansion of our distribution outside of the United States.

•	The successful completion of our follow-on offering in March 2014 and further evolution of our capital structure.

•	Our expanded revenue while sustaining strong operating income and operating margin.

•	Further developing the company’s senior management team.

•	Maintaining and enhancing relationships and communication with clients, employees, investors and potential new investment talent.

Based on the achievements described above, the Compensation Committee determined to pay 2014 cash incentive awards as follows: $5,500,000 for Mr. Colson; $2,000,000 for Mr. Daley; $1,025,000 for Ms. Johnson; $2,200,000 for Mr. Patenaude; and $1,075,000 for Mr. Ramirez.

Equity Compensation

We strongly believe that equity participation causes employees to think and act like owners. We also believe that broad equity ownership creates incentives that help our business grow and increase in value, creating value for all owners that outweighs the dilutive effect of the equity grants themselves. The majority of the equity we grant is awarded to our investment professionals.

In 2014 we introduced a new component to our equity compensation program: career shares. Our standard restricted shares vest pro-rata over the five years following the date of grant, subject to continued employment. For career shares to vest, both of the following conditions must be met:

•	Pro rata time-vesting, under which 20% of the shares satisfy this condition in each of the five years following the year of grant.

•	Qualifying retirement, which requires that the recipient (i) has been employed by us for at least 10 years at retirement; (ii) had provided, in the case of named executive officers and portfolio managers, three years’ prior written notice of retirement (which can be reduced to not less than one year at our discretion); and (iii) remains at the company through the retirement notice period.

Notwithstanding the vesting conditions described above, a recipient will become fully vested in his or her career shares and standard restricted shares upon a termination of employment due to death or disability. In addition, in the event a recipient is terminated by the company without cause or he or she resigns for good reason, in either case, within two years after a change in control, his or her shares shall generally become fully vested.

We believe that career shares will further align the interests of our named executive officers, our portfolio managers and other senior employees with our stockholders and clients and will incentivize recipients to remain at our firm until they are ready to leave in a thoughtful and structured way. Both standard restricted shares and career shares are awarded pursuant to the Artisan Partners Asset Management Inc. 2013 Omnibus Incentive Compensation Plan, or the Omnibus Plan.

In July 2014, our Compensation Committee recommended, and our Board subsequently approved, equity grants to certain of our employees, including to our named executive officers as follows: 8,250 standard restricted shares and 8,250 career shares for Mr. Colson; 4,000 standard restricted shares and 4,000 career shares for Mr. Daley; 4,000 standard restricted shares and 4,000 career shares for Ms. Johnson; 3,500 standard restricted shares and 3,500 career shares for Mr. Patenaude; and 3,500 standard restricted shares and 3,500 career shares for Mr. Ramirez. The size of the award to each named executive officer was determined by the Compensation Committee in consultation with our Chief Executive Officer. By accepting the awards, each of our named executive officers agreed to certain restrictive covenants, including agreements not to compete with Artisan or solicit Artisan clients and employees, for one year after he or she ceases to be employed by Artisan. We expect that future awards of restricted shares to our named executive officers will continue to consist of one-half career shares and one-half standard restricted shares.

We intend to continue to grant annual equity-based awards to our named executive officers under the Omnibus Plan, which provides for a wide variety of equity awards. The size and structure of the equity awards granted for 2013 and 2014 may not be indicative of future awards. Future equity awards may be granted in a mix of restricted shares (both standard and career) and options and subject to both time- and performance-based vesting.

In addition, because each of our named executive officers holds Class B common units of Artisan Partners Holdings, a substantial portion of their economic return continues to be obtained through equity ownership in Artisan Partners Holdings. We place significant restrictions on the amount of this pre-IPO equity that our named executive officers may liquidate in any given year.

Retirement Benefits

We believe that providing a cost-effective retirement benefit for the company’s employees is an important recruitment and retention tool. Accordingly, the company maintains, and each of the named executive officers participates in, a contributory defined contribution retirement plan for all U.S.-based employees, and matches 100% of each employee’s contributions (other than catch-up contributions by employees age 50 and older) up to the 2014 limit of $17,500. We also maintain retirement plans or make retirement plan contributions for our employees based outside the U.S.

Other Benefits

Our named executive officers participate in the employee health and welfare benefit programs we maintain, including medical, group life and long-term disability insurance, and health-care flexible spending, on the same basis as all U.S. employees, subject to satisfying any eligibility requirements and applicable law. We also generally provide employer-paid parking or transit assistance and, for our benefit and convenience, one daily meal or a meal stipend; our named executive officers enjoy those benefits on the same terms as all of our employees.

Equity Award Modifications

Our transition from a private partnership to a publicly-traded company in 2013 resulted in our recognizing several non-recurring expenses, including a non-recurring compensation expense of $287.3 million related to the modification of the Class B equity awards we made to our employee-partners, including each of our named executive officers. The impact of that modification is reflected below under “Executive Compensation-Summary Compensation Table,” increasing considerably the “Stock Award” and “Total Compensation” reflected for each of our named executive officers in 2013. For instance, the modification increased Mr. Colson’s 2013 total compensation as reflected in the table by $13.9 million.

Prior to the IPO reorganization, the vested Class B limited partnership interests held by employee-partners were redeemable by us for cash upon termination of employment. The redemption value was based on the fair market value of the company by reference to the value of asset management firms with publicly-traded equity securities and included a premium in the case of employment terminated by reason of death, disability or retirement. Unless we had accepted an employee-partner’s retirement notification, the premium was not included in calculating the redemption value of the individual Class B awards. As part of the IPO reorganization, the Class B grant agreements were amended to eliminate the cash redemption feature. Now, upon termination of employment, the Class B common units held by employee-partners are automatically exchanged for Class E common units, which are exchangeable for shares of our Class A common stock. If an employee-partner’s employment terminates for any reason other than death, disability or retirement (which, for named executive officers, requires a minimum of ten years of service and three years’ prior written notice of retirement), he or she may not sell any of the Class A common stock issuable upon exchange of Class E common units for three years from the date of termination, and then the former employee-partner may only sell one-quarter of the shares in each one-year period beginning on the third anniversary of termination. As described above, the elimination of the redemption feature required us to recognize a non-recurring compensation expense of $287.3 million in 2013. For the expense associated with each named executive officer, applicable rules require that we include the incremental fair value resulting from the modification to the Class B awards in the “Stock Awards” and “Total Compensation” columns for 2013, although we do not believe the amounts related to the modification represented compensation paid to our named executive officers. The modification applied consistently to all of our employees who were partners of our firm at the time of our IPO, and it applied to equity awards that were made over a number of years prior to 2013. For instance, for Mr. Colson, the awards that were modified were made in 2006, 2008, 2009, 2010, 2011 and 2012.

We previously modified the Class B awards in 2012. Prior to July 2012, each employee-partner had a separate percentage interest in the firm’s profits and in the firm’s capital. In July 2012, those separate interests were “unitized” into a single number of partnership units. In determining the number of units each partner would receive, relatively greater weight was assigned to partners’ percentage interests in profits. Each of the named executive officers had relatively greater profits interests than capital interests. Applicable rules require that we include the incremental fair value resulting from this “unitization” in the “Stock Awards” and “Total Compensation” columns for 2012 in the Summary Compensation Table below. For instance, the unitization increased Mr. Colson’s 2012 total compensation reflected in the table by $2.8 million. As with the pre-IPO modification discussed above, we do not believe the unitization represented compensation paid to any of our named executive officers. The unitization applied consistently to all of our employees who were partners of our firm at the time, and it also applied to equity awards that were made over a number of years.

Neither of the award modifications described above, which we refer to as the “Modifications,” is expected to recur. There were no award modifications made with respect to 2014. With respect to 2014, the “Stock Awards” column reflects only the value of restricted shares granted to each of the named executive officers during 2014.

Risk Management and Named Executive Officer Compensation

We have identified two primary risks relating to compensation: the risk that compensation will not be sufficient in amount or appropriately structured to attract and to retain talent, and the risk that compensation may provide unintended incentives. To combat the risk that our compensation might not be sufficient or be inappropriately structured, we strive to use a compensation structure, and set compensation levels, for all employees in a way that we believe promotes retention. We make equity awards subject to multi-year vesting schedules to provide a long-term component to our compensation program, and in 2014 we introduced career shares to our equity compensation program. We believe that both the structure and levels of compensation have aided us in attracting and retaining key personnel. To address the risk that our compensation programs might provide unintended incentives, we have deliberately kept our compensation programs simple and without formulaic incentives. We have not seen any employee behaviors motivated by our compensation policies and practices that create increased risks for our stockholders.

Based on the foregoing, we do not believe that our compensation policies and practices motivate imprudent risk taking. Consequently, we are satisfied that any potential risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on the company. Our Compensation Committee will continue to monitor the effects of its compensation decisions to determine whether risks are being appropriately managed.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with management, and based upon such review and discussion, has recommended to the Board that the Compensation Discussion and Analysis be included in Artisan Partners Asset Management’s annual report on Form 10-K and proxy statement.

Compensation Committee:

Jeffrey A. Joerres, Chairperson
Seth W. Brennan
Tench Coxe

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

Summary Compensation Table (1)

The following table provides information regarding the compensation earned during the years ended December 31, 2012, 2013 and 2014 by each of our named executive officers. Columns for “Option Awards,” “Non-Equity Incentive Plan Compensation” and “Change in Pension Value and Nonqualified Deferred Compensation Earnings” do not appear in the following table as they do not pertain to the company.

Name & Principal Position	Year	Salary	Bonus (2)	Stock Awards(3)	All Other Compensation(4)	Total
Eric R. Colson,	2014	$250,000	$5,500,000	$873,510	$58,845	$6,682,355
Chief Executive Officer	2013	250,000	7,000,000	15,041,777	143,309	22,435,086
	2012	250,000	4,500,000	3,635,380	102,030	8,487,410

Charles J. Daley, Jr.,	2014	250,000	2,000,000	423,520	56,610	2,730,130
Chief Financial Officer	2013	250,000	2,500,000	3,359,437	74,190	6,183,627
	2012	250,000	1,500,000	1,714,944	56,716	3,521,660

Dean J. Patenaude,	2014	250,000	2,200,000	370,580	61,086	2,881,666
Global Distribution	2013	250,000	2,100,000	3,221,159	70,832	5,641,991
	2012	250,000	1,900,000	1,187,032	65,097	3,402,129

Sarah A. Johnson,	2014	250,000	1,025,000	423,520	60,392	1,758,912
Chief Legal Officer(5)	2013	250,000	950,000	1,678,751	53,393	2,932,144

Gregory K. Ramirez,	2014	250,000	1,075,000	370,580	60,375	1,755,955
Senior Vice President(5)	2013	250,000	1,000,000	1,671,154	54,162	2,975,316

(1)	Applicable rules require that we include the incremental fair value resulting from the modifications to our Class B limited partnership interests and Class B common units (as described above in “-Compensation Discussion and Analysis-Equity Award Modifications”) in the “Stock Awards” column for 2013 and 2012. In evaluating our compensation program, we believe that these amounts should be excluded, because we do not believe the amounts represent compensation paid to our named executive officers. The table below shows total compensation excluding these amounts for 2013 and 2012.

Name & Principal Position	Year	Salary	Bonus	Stock Awards	All Other Compensation	Total
Eric R. Colson	2014	$250,000	$5,500,000	$873,510	$58,845	6,682,355
	2013	250,000	7,000,000	1,178,100	143,309	8,571,409
	2012	250,000	4,500,000	790,540	102,030	5,642,570

Charles J. Daley, Jr.	2014	250,000	2,000,000	423,520	56,610	2,730,130
	2013	250,000	2,500,000	549,780	74,190	3,373,970
	2012	250,000	1,500,000	1,019,368	56,716	2,826,084

Dean J. Patenaude	2014	250,000	2,200,000	370,580	61,086	2,881,666
	2013	250,000	2,100,000	497,420	70,832	2,918,252
	2012	250,000	1,900,000	1,073,515	65,097	3,288,612

Sarah A. Johnson	2014	250,000	1,025,000	423,520	60,392	1,758,912
	2013	250,000	950,000	261,800	53,393	1,515,193

Gregory K. Ramirez	2014	250,000	1,075,000	370,580	60,375	1,755,955
	2013	250,000	1,000,000	261,800	54,162	1,565,962

(2)	Amounts in this column represent the annual discretionary cash bonus compensation earned by our named executive officers in 2014, 2013 and 2012, as applicable. The amounts were paid in February 2015, December 2013 and December 2012, respectively.
(3)	For 2014 and 2013, amounts in this column represent the grant date fair value of restricted shares of our Class A common stock granted in July of 2014 and 2013, respectively, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718, “Stock Compensation.” The 2014 award of restricted shares was made in a 50-50 ratio of career shares and standard shares as described above in “-Compensation Discussion and Analysis- Equity-Based Compensation.” The 2013 award was made in standard restricted shares only. For 2012, amounts in this column represent the grant date fair value, as computed in accordance with FASB ASC Topic 718, of limited partnership interests in Artisan Partners Holdings (which interests were reclassified as Class B common units in July 2012). The amounts in this column also include the impact of the Modifications described above in “Compensation Discussion and Analysis-Equity Award Modifications.” These amounts were calculated as the incremental fair value of the Modification in accordance with FASB ASC Topic 718 and were as follows: $13,863,677 and $2,844,840 in 2013 and 2012, respectively, for Mr. Colson; $2,809,657 and $695,576 in 2013 and 2012, respectively, for Mr. Daley; $2,723,739 and $113,517 in 2013 and 2012, respectively, for Mr. Patenaude; $1,416,951 in 2013 for Ms. Johnson; and $1,409,354 in 2013 for Mr. Ramirez. The table in footnote 1 shows the “Stock Awards” and “Total” column without these modifications.

Total distributions (including distributions intended to fund the recipients’ tax liability resulting from the allocation of a portion of the partnership’s taxable income to that person) on account of Class B common units or limited partnership interests were as follows: $5,093,798, $5,421,199 and $2,064,101 in 2014, 2013 and 2012, respectively, for Mr. Colson; $1,032,330, $971,923 and $294,252 in 2014, 2013 and 2012, respectively, for Mr. Daley; $1,000,761, $927,681 and $246,816 in 2014, 2013 and 2012, respectively, for Mr. Patenaude; $571,920 and $551,500 in 2014 and 2013, respectively, for Ms. Johnson; and $515,994 and $496,065 in 2014 and 2013, respectively, for Mr. Ramirez.

(4)	Amounts in this column represent the aggregate dollar amount of all other compensation received by our named executive officers. We paid insurance premiums for life insurance benefiting our named executive officers in 2014, 2013 and 2012. We also made company matching contributions to our named executive officers’ contributory defined contribution plan accounts equal to 100% of their pre-tax contributions (excluding catch-up contributions for named executive officers age 50 and older), up to the limitations imposed under applicable tax rules, which contributions in each of 2014 and 2013 totaled $17,500 for each named executive officer and for 2012 totaled $17,000 for each named executive officer. And we reimbursed each of our named executive officers for self-employment payroll tax expense as follows: $18,185, $121,071 and $79,855 in 2014, 2013 and 2012, respectively, for Mr. Colson; $15,472, $51,474 and $34,500 in 2014, 2013 and 2012, respectively, for Mr. Daley; $18,118, $48,116 and $42,881 in 2014, 2013 and 2012, respectively, for Mr. Patenaude; $17,423 and $30,677 in 2014 and 2013 for Ms. Johnson; and $17,406 and $31,446 in 2014 and 2013 for Mr. Ramirez.
(5)	Because Ms. Johnson and Mr. Ramirez were not named executive officers prior to 2013, no disclosure is included for them for 2012.

Grants of Plan-Based Awards During 2014

The following table provides information regarding plan-based awards granted to each of our named executive officers in the year ended December 31, 2014.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock Awards ($)(2)
Eric R. Colson	7/15/2014	16,500	$873,510
Charles J. Daley, Jr.	7/15/2014	8,000	423,520
Dean J. Patenaude	7/15/2014	7,000	370,580
Sarah A. Johnson	7/15/2014	8,000	423,520
Gregory K. Ramirez	7/15/2014	7,000	370,580

(1)	Represents the number of restricted shares of our Class A common stock granted in July 2014. One-half of the award consisted of career shares and the other half consisted of standard restricted shares as described above in “-Compensation Discussion and Analysis- Equity-Based Compensation.”
(2)	Represents the grant date fair value as computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at December 31, 2014

The following table provides information about the outstanding equity-based awards held by each of our named executive officers as of December 31, 2014.

Name	Number of Shares and Units of Stock That Have Not Vested(#)(1)	Market Value of Shares and Units of Stock That Have Not Vested($)(2)
Eric R. Colson	157,374	$7,952,108
Charles J. Daley, Jr.	82,181	4,152,606
Dean J. Patenaude	59,294	2,996,126
Sarah A. Johnson	18,666	943,193
Gregory K. Ramirez	19,899	1,005,496

(1)	Represents the number of unvested restricted shares (both career shares and standard restricted shares) of Class A common stock and unvested Class B common units as of December 31, 2014:

Name	Standard Restricted Shares (A)	Career Shares (B)	Unvested Class B Common Units (C)
Eric R. Colson	26,250	8,250	122,874
Charles J. Daley, Jr.	12,400	4,000	65,781
Dean J. Patenaude	11,100	3,500	44,694
Sarah A. Johnson	8,000	4,000	6,666
Gregory K. Ramirez	7,500	3,500	8,899

(A)	Standard restricted shares vest in five equal installments over the five years following the date of grant, provided that the holder remains employed through the vesting dates. Standard restricted shares will also vest upon a termination on account of the holder’s death or disability or upon a qualifying termination in connection with a change in control. The following number of standard restricted shares were granted in July 2013: 22,500 shares for Mr. Colson; 10,500 shares for Mr. Daley; 9,500 shares for Mr. Patenaude; 5,000 shares for Ms. Johnson and 5,000 shares for Mr. Ramirez. The number of standard restricted shares granted in July 2014 are disclosed in the “Grants of Plan-Based Awards During 2014” table above.
(B)	Career shares vest as described above in “-Compensation Discussion and Analysis - Equity-Based Compensation.” The career shares were granted on July 15, 2014.
(C)	The unvested Class B common units vest in installments over a five-year period from the original or re-set grant dates, provided that the holder remains employed through the vesting dates. The units will also vest upon a termination on account of the holder’s death or disability and upon the occurrence of a change in control, subject to continued employment through such occurrence. Generally, Class B common units are exchangeable for shares of our Class A common stock on a one-for-one basis. However, a holder of Class B common units that remains employed by us may only exchange and sell up to 15% of the total number of Class B common units (both vested and unvested) held by the employee at the beginning of any one-year period.

(2)	Restricted shares of Class A common stock were valued based on the closing price of our Class A common stock on the NYSE on December 31, 2014, which was $50.53. Unvested Class B common units were also valued based on the closing price of our Class A common stock on the NYSE on December 31, 2014, as the Class B common units are generally exchangeable for shares of Class A common stock on a one-for-one basis.

Equity Awards Vested During the Year Ended December 31, 2014

The following table provides information about the value realized by each of our named executive officers during the year ended December 31, 2014, upon the vesting of equity awards.

Name	Number of Shares or Units Acquired Upon Vesting(#)(1)	Value Realized on Vesting($)(2)
Eric R. Colson	189,399	$9,570,331
Charles J. Daley, Jr.	39,587	2,000,331
Dean J. Patenaude	38,247	1,932,621
Sarah A. Johnson	19,943	1,007,720
Gregory K. Ramirez	3,967	200,453

(1)	Represents the number of shares of Class A common stock and Class B common units that vested during the year ended December 31, 2014:

Name	Vested Shares of Class A Common Stock	Vested Class B Common Units
Eric R. Colson	4,500	184,899
Charles J. Daley, Jr.	2,100	37,487
Dean J. Patenaude	1,900	36,347
Sarah A. Johnson	1,000	18,943
Gregory K. Ramirez	1,000	2,967

Generally, Class B common units are exchangeable for shares of our Class A common stock on a one-for-one basis. However, generally, a holder of Class B common units that remains employed by us may only exchange and sell up to 15% of the total number of Class B common units (both vested and unvested) held by the employee at the beginning of any one-year period.

(2)	The value of the restricted shares of Class A common stock and Class B common units that vested during 2014 is based on the closing price of our Class A common stock on the NYSE on December 31, 2014, which was $50.53.

Pension Benefits

We do not sponsor or maintain any defined benefit pension or retirement benefits for the benefit of our employees.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

We do not sponsor or maintain any nonqualified defined contribution or other nonqualified deferred compensation plans for the benefit of our employees.

Employment Agreements

We do not have employment agreements with any of our named executive officers. Upon commencement of employment, each named executive officer received an offer letter outlining the initial terms of employment, including base salary and cash incentive compensation. None of these terms affected compensation paid to our named executive officers in 2014 and will not affect compensation paid in future years.

Each of the named executive officers has agreed, pursuant to his or her Class A restricted stock award agreements, to certain restrictive covenants, including agreements not to compete with Artisan, or solicit Artisan clients and employees, for one year after he or she ceases to be employed by Artisan.

Potential Payments Upon Termination or Change in Control

Our named executive officers are all employed on an “at will” basis, which enables us to terminate their employment at any time. Our named executive officers do not have agreements that provide severance benefits. We do not offer or have in place any formal retirement, severance or similar compensation programs providing for additional benefits or payments in connection with a termination of employment, change in job responsibility or change in control (other than our contributory defined contribution plan). Under certain circumstances, a named executive officer may be offered severance benefits to be negotiated at the time of termination.

As described above, our career shares are designed to vest upon a qualifying retirement so long as certain conditions have been met. Each of our named executive officers has been granted career shares. However, no amounts are shown in the “Retirement” column with respect to the career shares because if any of the named executive officers retired as of December 31, 2014, no career shares would have vested. In addition, the amount of shares received upon exchange of Class B common units that may be sold in any one year period will also increase upon a named executive officer’s retirement, so long as the officer provided us with sufficient notice of retirement and has at least 10 years of service at retirement.

Equity awards granted to our named executive officers through December 31, 2014 are evidenced by an award agreement that sets forth the terms and conditions of the award and the effect of any termination event or a change in control on unvested awards. The effect of a termination event or change in control on outstanding equity awards varies by the type of award. The following table provides the value of equity acceleration that would have been realized for each of the named executive officers if he or she had been terminated on December 31, 2014 under the circumstances indicated (including following a change in control).

	Death or Disability	Qualifying Termination in Connection with Change in Control	Accelerating Vesting Upon Change in Control	Retirement
Eric R. Colson
Restricted Stock(1)	$1,743,285	$1,743,285	$—	$—
Unvested Class B Common Units(2)	6,208,823	—	6,208,823	—
Charles J. Daley, Jr.
Restricted Stock(1)	828,692	828,692	—	—
Unvested Class B Common Units(2)	3,323,914	—	3,323,914	—
Dean J. Patenaude
Restricted Stock(1)	737,738	737,738	—	—
Unvested Class B Common Units(2)	2,258,388	—	2,258,388	—
Sarah A. Johnson
Restricted Stock(1)	606,360	606,360	—	—
Unvested Class B Common Units(2)	336,833	—	336,833	—
Gregory K. Ramirez
Restricted Stock(1)	555,830	555,830	—	—
Unvested Class B Common Units(2)	449,666	—	449,666	—

(1)	Represents the value of the accelerated vesting of restricted shares of Class A common stock based on the closing price of our Class A common stock on the NYSE on December 31, 2014, which was $50.53 per share. Any restricted shares (both career shares and standard restricted shares) will become fully vested upon the holder’s death or disability or upon a qualifying termination in connection with a change in control (subject to continued employment through such occurrence).
(2)	Represents the value of the accelerated vesting of Class B common units, which was based on the closing price of our Class A common stock on the NYSE on December 31, 2014, as the Class B common units are generally exchangeable for shares of Class A common stock on a one-for-one basis. Any unvested Class B common units will become fully vested upon the holder’s death or disability or upon the occurrence of a change in control (subject to continued employment through such occurrence).

DIRECTOR COMPENSATION

The company’s director compensation program is designed to attract and retain highly qualified non-employee directors. The Compensation Committee reviews the compensation program for non-employee directors periodically and recommends changes, if any, to the Board. For fiscal year 2014, the compensation for non-employee directors consisted of a cash component, designed to compensate directors for their service on the Board, and an equity component, designed to align the interests of the directors with those of the company’s stockholders.

Cash compensation for non-employee directors during 2014 generally consisted of total cash payments of $50,000, paid in four quarterly installments. The chairman of the Board and chairperson of our Audit Committee received an additional cash retainer of $50,000, and the chairpersons of each of the Compensation Committee and Nominating and Corporate Governance Committee received an additional cash retainer of $40,000.

In 2014 we awarded $100,000 of restricted stock units to each of the non-employee directors (except Mr. Brennan, who joined the Board in October of 2014 and received his first award of restricted stock units in January 2015), under the Artisan Partners Asset Management Inc. 2013 Non-Employee Director Compensation Plan. The shares of Class A common stock underlying the units will be delivered on the earlier to occur of (i) a change in control of APAM and (ii) the termination of the director’s service as a director.

In addition, all directors are reimbursed for reasonable out-of-pocket expenses incurred by them in connection with attending Board, committee and stockholder meetings, including those for travel, meals and lodging. These reimbursements are not reflected in the table below.

Mr. Colson does not receive any additional compensation for serving on the Board.

The following table provides information concerning the compensation of each non-employee director who served in fiscal year 2014.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Matthew R. Barger	$90,000	$100,020	$190,020
Seth W. Brennan(2)	11,549	—	11,549
Tench Coxe	50,000	100,020	150,020
Stephanie G. DiMarco	100,000	100,020	200,020
Jeffrey A. Joerres	90,000	100,020	190,020
Allen R. Thorpe(3)	37,500	100,020	137,520
Andrew A. Ziegler(4)	75,000	100,011	175,011

(1)	These amounts reflect the grant date fair value of the awards as computed in accordance with FASB ASC Topic 718.
(2)	Mr. Brennan was appointed to the Board effective October 8, 2014. The fees paid to him were prorated based on the date he joined the Board. He received his first annual award of restricted stock units in January of 2015.
(3)	Mr. Thorpe resigned from the Board effective July 18, 2014 and the fees paid to him were pro-rated for his service in 2014. Subsequent to his resignation, the shares of Class A common stock underlying his restricted stock units were issued and delivered.
(4)	Mr. Ziegler was party to an employment agreement with us that provided for an employment term that ended on March 12, 2014. Prior to that date, he was an employee of the company. In his capacity as an employee, we paid Mr. Ziegler $50,000 in compensation during 2014. Upon the termination of his employment on March 12, he became a non-employee director, and we paid him pro-rated fees of $75,000 as a non-employee director and made the annual award of restricted stock units to him.

RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions in Connection with our IPO

In March 2013, in connection with the initial public offering (“IPO”) of Artisan Partners Asset Management, we entered into the agreements described below with the limited partners of Artisan Partners Holdings, including the following persons and entities:

•	Each of our currently-serving named executive officers, all of whom own Class B common units of Artisan Partners Holdings.

•	Artisan Investment Corporation (“AIC”), an entity controlled by Andrew A. Ziegler, the Chairman of our Board, and Carlene M. Ziegler. AIC owns all of the Class D common units of Artisan Partners Holdings.

•	Private equity funds (the “H&F holders”) controlled by Hellman & Friedman LLC (“H&F”). Mr. Barger, one of our directors, is a senior advisor of H&F. Allen R. Thorpe, who served as one of our directors from February 2013 to July 2014, was a managing director of H&F. The H&F holders no longer own any units of Artisan Partners Holdings or, to our knowledge, any shares of our common stock.

•	Mr. Barger, who owns Class A common units of Artisan Partners Holdings.

•	Sutter Hill Ventures, of which one of our directors, Mr. Coxe, is a managing director of the general partner, and two trusts of which Mr. Coxe is a co-trustee.

•	Several other persons or entities who own Class A common units of Artisan Partners Holdings and greater than 5% of our outstanding Class C common stock.

•	Several of our employees, or entities controlled by an employee, who own greater than 5% of our outstanding Class B common stock. These employees, like all employees who own partnership units, own Class B common units of Artisan Partners Holdings.

The rights of each of the persons and entities listed above under the agreements discussed below are the same as the rights of each other holder of the same class of partnership units. So, for instance, the rights of each of our currently-serving named executive officers, as a holder of Class B common units, under the exchange, registration rights, partnership and tax receivable agreements described below are the same as the rights of each other holder of Class B common units. The descriptions of the transactions and agreements below, including the rights and ownership interests of the persons and entities listed above, are as of March 11, 2015, unless otherwise indicated.

As further discussed below, in March 2014 we completed an offering of Class A common stock the net proceeds of which we used to purchase common units, preferred units and shares of convertible preferred stock from limited partners of Artisan Partners Holdings who elected to sell (the “2014 Follow-On Offering”). In June 2014, the H&F holders elected to convert all of their remaining shares of convertible preferred stock into, and exchange all of their remaining preferred units of Artisan Partners Holdings for, shares of APAM’s Class A common stock (the “H&F Conversion”). The H&F Holders subsequently sold all of their Class A common stock in an underwritten public offering. After the H&F Conversion, there were no longer any outstanding APAM convertible preferred shares or Artisan Partners Holdings preferred units. In March 2015 we completed another offering of Class A common stock and used the proceeds to purchase common units from limited partners of Artisan Partners Holdings who elected to sell (the “2015 Follow-On Offering”).

Exchange Agreement

Under this agreement, subject to certain restrictions (including those intended to ensure that Artisan Partners Holdings is not treated as a “publicly traded partnership” for U.S. federal income tax purposes), holders of partnership units have the right to exchange common units (together with an equal number of shares of our Class B common stock or Class C common stock, as applicable) for shares of our Class A common stock on a one-for-one basis. Prior to the H&F Conversion, holders of preferred units had the right to exchange preferred units (together with an equal number of shares of Class C common stock) either for shares of our convertible preferred stock or shares of our Class A common stock. A partnership unit cannot be exchanged for a share of our Class A common stock without a share of our Class B common stock or Class C common stock, as applicable, being delivered together at the time of exchange for cancellation.

Holders of partnership units are permitted to exchange units in a number of circumstances that are generally based on, but in several respects are not identical to, the “safe harbors” contained in the U.S. Treasury Regulations dealing with publicly traded partnerships. In accordance with the terms of the exchange agreement, partnership units are exchangeable: (i) in connection with the first underwritten offering in any calendar year pursuant to the registration rights agreement; (ii) on a specified date each fiscal quarter; (iii) in connection with the holder’s death, disability or mental incompetence; (iv) as part of one or more exchanges by the holder and any related persons during any 30-calendar day period representing in the aggregate more than 2% of all outstanding partnership units (generally disregarding interests held by us); (v) if the exchange is of all of the partnership units held by AIC in a single transaction; (vi) in connection with a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to our Class A common stock that is effected with the consent of our Board or in connection with certain mergers, consolidations or other business combinations; or (vii) if we permit the exchanges after determining that Artisan Partners Holdings would not be treated as a “publicly traded partnership” under Section 7704 of the Internal Revenue Code as a result. Our Board may waive restrictions on exchange in the exchange agreement.

As the holders of limited partnership units exchange their units for Class A common stock, we will receive a number of general partnership units, or GP units, of Artisan Partners Holdings equal to the number of shares of our Class A common stock that they receive, and an equal number of partnership units will be cancelled.

As of March 11, 2015, holders of Class A, Class B and Class E common units had exchanged an aggregate of 2,392,936 units for Class A common stock, and an equal number of shares of our Class B or Class C common stock, as applicable, were cancelled.

Resale and Registration Rights Agreement

Under this agreement, we have provided the holders of partnership units with certain registration rights. We have also established certain restrictions on the timing and manner of resales of Class A common stock received upon exchange of partnership units. In general, our Board may waive or modify the restrictions on resale described below.

We were required to file, and use our reasonable best efforts to cause the SEC to declare effective, two registration statements: (i) an exchange shelf registration statement registering all shares of our Class A common stock and convertible preferred stock to be issued upon exchange of partnership units, and (ii) a shelf registration statement registering secondary sales of Class A common stock issuable upon exchange of units or conversion of convertible preferred stock by AIC and the H&F holders, as applicable.

AIC sold 1,444,146 common units in connection with the 2014 Follow-On Offering and 1,227,525 common units in connection with the 2015 Follow-On Offering. As of March 11, 2015, AIC owned 6,955,973 Class D common units exchangeable for an equal number of shares of our Class A common stock. There is no limit on the number of shares of our Class A common stock AIC may sell. AIC has the right to use the resale shelf registration statement to sell shares of Class A common stock, including the right to an unrestricted number of brokered transactions and, subject to certain limitations and qualifications, marketed and unmarketed underwritten shelf takedowns.

In connection with the 2014 Follow-On Offering, the H&F holders sold 2,256,883 preferred units and 743,117 shares of convertible preferred stock. In the June 2014 H&F Conversion, the H&F holders sold 1,836,898 shares of Class A common stock in an underwritten public offering. Upon completion of the H&F Conversion, there were no longer any outstanding APAM convertible preferred shares or Artisan Partners Holdings preferred units, and to our knowledge, the H&F holders ceased to own any Artisan equity.

The holders of Class A common units sold an aggregate of 850,969 common units in connection with the 2014 Follow-On Offering. They did not participate in the 2015 Follow-On Offering. As of March 11, 2015, the holders of Class A common units owned an aggregate of 8,147,457 Class A common units exchangeable for an equal number of shares of our Class A common stock. There is no limit on the number of shares of our Class A common stock the holders of Class A common units may sell.

Our employee-partners, who hold Class B common units, sold an aggregate of 3,705,453 common units in connection with the 2014 Follow-On Offering and 2,415,253 common units in connection with the 2015 Follow-On Offering. As of March 11, 2015, the employee-partners owned an aggregate of 18,423,760 Class B common units. In each 12-month period, the first of which began in March 2014, each employee-partner is permitted to sell (i) a number of vested shares of our Class A common stock representing up to 15% of the aggregate number of common units and shares of Class A common stock received upon exchange of common units (in each case, whether vested or unvested) he or she held as of the first day of that period (as well as the number of shares such holder could have sold in any previous period or periods but did not sell in such period or periods) or, (ii) if greater, vested shares of our Class A common stock having a market value as of the time of sale of up to $250,000. Units sold by employee-partners in connection with underwritten offerings or otherwise redeemed by us are included when calculating the maximum number of shares each employee-partner is permitted to sell in any one-year period. Our Board may waive or modify the resale limitations described in this paragraph.

Following the termination of an employee-partner’s employment, the former employee-partner’s vested Class B common units are automatically exchanged for Class E common units, the former employee-partner’s shares of Class B common stock are cancelled and we issue the former employee-partner a number of shares of Class C common stock equal to the former employee-partner’s number of Class E common units. The former employee-partner’s Class E common units are exchangeable for Class A common stock subject to the same restrictions and limitations on exchange applicable to the other limited partners.

If the employee-partner’s employment was terminated as a result of retirement, death or disability, the employee-partner or his or her estate may (i) as of and after the time of termination of employment, sell (A) a number of shares of our Class A common stock up to one-half of the employee-partner’s aggregate number of vested common units and shares of Class A common stock received upon exchange of common units held as of the date of termination of employment or, (B) if greater, vested shares of our Class A common stock having a market value as of the time of sale of up to $250,000, and (ii) as of and after the first anniversary of the termination, the person’s remaining shares of our Class A common stock received upon exchange of common units. Retirement, for these purposes, requires that the employee-partner have provided ten years of service or more at the date of retirement and offered one year’s written notice (or three years’ written notice in the case of employee-partners who are lead portfolio managers or executive officers) of the intention to retire, subject to our right to accept a shorter period of notice.

If an employee-partner resigns or is terminated involuntarily, the employee-partner may in each 12-month period following the third, fourth, fifth and sixth anniversary of the termination, sell a number of shares of our Class A common stock up to one-fourth of the employee-partner’s aggregate number of vested common units and shares of Class A common stock received upon exchange of common units held as of the date of termination of his or her employment (as well as the number of shares such employee-partner could have sold in any previous period or periods but did not sell in such period or periods).

Our former employee-partners sold an aggregate of 283,769 partnership units in connection with the 2014 Follow-On Offering and 188,772 partnership units in connection with the 2015 Follow-On Offering. As of March 11, 2015, former employee-partners owned an aggregate of 803,660 Class E common units.

We have paid and will continue to pay all expenses incident to our performance of any registration or marketing of securities pursuant to the registration rights agreement, including reasonable fees and out-of-pocket costs and expenses of selling stockholders (including reasonable legal fees for AIC and the H&F holders). We reimbursed the H&F Holders a total of approximately $97,000 in 2014. We have also agreed to indemnify any selling stockholder, solely in their capacity as selling stockholders, against any losses or damages resulting from any untrue statement, or omission, of material fact in any registration statement, prospectus or free writing prospectus pursuant to which they may sell shares of our Class A common stock, except to the extent the liability arose from their misstatement or omission of a material fact, in which case they have similarly agreed to indemnify us.

Amended and Restated Limited Partnership Agreement of Artisan Partners Holdings

As a holding company, we conduct all of our business activities through our direct subsidiary, Artisan Partners Holdings, an intermediate holding company, which wholly owns Artisan Partners Limited Partnership, our principal operating subsidiary. The rights and obligations of Artisan Partners Holdings’ partners are currently set forth in the fifth amended and restated limited partnership agreement of Artisan Partners Holdings.

We are the general partner of Artisan Partners Holdings and control its business and affairs and are responsible for the management of its business, subject to the voting rights of the limited partners as described below. No limited partners of Artisan Partners Holdings, in their capacity as such, have any authority or right to control the management of Artisan Partners Holdings or to bind it in connection with any matter.

Artisan Partners Holdings has outstanding GP units and common units. Net profits and net losses and distributions of profits of Artisan Partners Holdings are allocated and made to partners pro rata in accordance with the number of partnership units they hold (whether or not vested). Artisan Partners Holdings is obligated to distribute to us and its other partners cash payments for the purposes of funding tax obligations of ours and theirs as partners of Artisan Partners Holdings. In order to make a share of our Class A common stock represent the same percentage economic interest, disregarding corporate-level taxes and payments with respect to the tax receivable agreements, in Artisan Partners Holdings as a common unit of Artisan Partners Holdings, we always hold a number of GP units equal to the number of shares of Class A common stock issued and outstanding.

As the general partner of Artisan Partners Holdings, we hold all GP units and control the business of Artisan Partners Holdings. Our approval, acting in our capacity as the general partner, along with the approval of holders of a majority of each class of limited partnership units (except the Class E common units), voting as a separate class, will be required to engage in a material corporate transaction; with certain exceptions, redeem or reclassify partnership units or interests in any subsidiary, issue additional partnership units or interests in any subsidiary, create additional classes of partnership units or interests in any subsidiary; or make any in-kind distributions. If any of the foregoing affects only certain classes of partnership units, only the approval of us and the affected classes would be required. The approval rights of each class of partnership units will terminate when the holders of the respective class of units directly or indirectly cease to own units constituting at least 5% of the outstanding units of Artisan Partners Holdings.

The amended and restated limited partnership agreement may be amended with the consent of the general partner and the holders of a majority of the Class A common units, Class B common units and Class D common units, each voting as a separate class, provided that the general partner may, without the consent of any limited partner, make amendments that do not materially and adversely affect any limited partners. To the extent any amendment materially and adversely affects only certain classes of limited partners, only the holders of a majority of the units of the affected classes have the right to approve such amendment.

Artisan Partners Holdings will indemnify AIC, as its former general partner, us, as its current general partner, the former members of its pre-IPO Advisory Committee, the members of our Stockholders Committee and our directors and officers against any losses, damages, costs or expenses (including reasonable attorney’s fees, judgments, fines and amounts paid in settlement) actually incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal or administrative (including any action by or on behalf of Artisan Partners Holdings) arising as a result of the capacities in which they serve or served Artisan Partners Holdings to the maximum extent that any of them could be indemnified if Artisan Partners Holdings were a Delaware corporation and they were directors of such corporation. In addition, Artisan Partners Holdings will pay the costs or expenses (including reasonable attorneys’ fees) incurred by the indemnified parties in advance of a final disposition of such matters so long as the indemnified party undertakes to repay the expenses if the party is adjudicated not to be entitled to indemnification.

Artisan Partners Holdings will also indemnify its officers and employees and officers and employees of its subsidiaries against any losses, damages, costs or expenses (including reasonable attorney’s fees, judgments, fines and amounts paid in settlement) actually incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal or administrative arising as a result of their being an employee of Artisan Partners Holdings (or their serving as an officer or fiduciary of any of Artisan Partners Holdings’ subsidiaries or benefit plans or any entity of which Artisan is sponsor or adviser), provided that no employee will be indemnified or reimbursed for any claim, obligation or liability adjudicated to have arisen out of or been based upon such employee’s intentional misconduct, gross negligence, fraud or knowing violation of law.

Stockholders Agreement

Our employees (including all of our employee-partners) to whom we have granted equity have entered into a Stockholders Agreement pursuant to which they granted an irrevocable voting proxy with respect to all shares of our common stock they have acquired from us (which shares represent approximately 65% of the combined voting power of our capital stock as of March 11, 2015) and any shares they may acquire from us in the future to a Stockholders Committee currently consisting of Eric R. Colson (our Chief Executive Officer and President), Charles J. Daley, Jr. (our Executive Vice President, Chief Financial Officer and Treasurer) and Gregory K. Ramirez (our Senior Vice President). Any shares of our common stock that we issue to our employees in the future will be subject to the Stockholders Agreement so long as the agreement has not been terminated. Shares subject to the Stockholders Agreement will be voted in accordance with the majority decision of the three members of the Stockholders Committee.

The members of the Stockholders Committee must be Artisan employees and holders of shares subject to the agreement. If a member of the Stockholders Committee ceases to act as a member of the committee, our Chief Executive Officer (if he or she is a holder of shares subject to the Stockholders Agreement and is not already a member of the committee) will become a member of the committee. Otherwise, the two remaining members of the Stockholders Committee will jointly select a third member of the committee. Each member of the Stockholders Committee is entitled to indemnification from Artisan in his or her capacity as a member of the stockholders committee.

The Stockholders Agreement provides that members of the Stockholders Committee will vote the shares subject to the agreement in support of the following:

•	Matthew R. Barger, or, unless Mr. Barger is removed from the Board for cause, a successor selected by Mr. Barger who holds Class A common units, so long as the holders of the Class A common units beneficially own at least 5% of our outstanding common stock. As of March 11, 2015, the holders of the Class A common units beneficially owned approximately 11% of our outstanding common stock.

•	A director nominee, initially Mr. Ziegler, designated by AIC, so long as AIC beneficially owns at least 5% of our outstanding common stock. As of March 11, 2015, AIC beneficially owned approximately 9.5% of our outstanding common stock.

•	A director nominee, initially Mr. Colson, designated by the Stockholders Committee who is an employee-partner.

Prior to the H&F Conversion in June 2014, the Stockholders Committee was obligated to vote the shares subject to the agreement in support of Mr. Thorpe as well.

Under the terms of the Stockholders Agreement, we are required to use our best efforts to elect the nominees described above, which efforts must include soliciting proxies for, and recommending that our stockholders vote in favor of, the election of each. Other than as provided above, under the terms of the Stockholders Agreement, the Stockholders Committee may in its discretion vote, or abstain from voting, all or any of the shares subject to the agreement on any matter on which holders of shares of our common stock are entitled to vote. The Stockholders Committee is specifically authorized to vote for its members as directors under the terms of the Stockholders Agreement.

At any time after the earlier of (i) the elimination of the Class B common stock’s supervoting rights and (ii) March 12, 2018, parties to the Stockholders Agreement holding at least two-thirds of the shares subject to the agreement may terminate it provided that the Stockholders Committee is no longer obligated to vote in favor of a director nominee who is a Class A common unit holder. For so long as the parties whose shares are subject to the agreement hold at least a majority of the combined voting power of our capital stock, the Stockholders Committee will be able to elect all of the members of our Board (subject to the obligation of the committee to vote in support of the nominees described above) and will thereby control our management and affairs. Because each share of Class B common stock initially entitles its holder to five votes, the Stockholders Committee will control our management and affairs even though the employees whose shares are subject to the agreement hold less than a majority of the number of outstanding shares of our common stock.

Prior to March 12, 2014, Mr. Ziegler was a member of the Stockholders Committee and had the power to vote all shares subject to the agreement. Mr. Ziegler ceased to be a member of the committee on March 12, 2014.

Tax Receivable Agreements

We are a party to two tax receivable agreements. The first tax receivable agreement is between us and the H&F holder that was the sole shareholder of our convertible preferred stock. As part of our IPO reorganization, a corporation (“H&F Corp”) controlled by Hellman & Friedman LLC merged with and into us pursuant to an Agreement and Plan of Merger. As consideration for the merger, the shareholder of H&F Corp received shares of our convertible preferred stock, contingent value rights (which were subsequently terminated in November 2013), and the right to receive an amount of cash. The tax receivable agreement between us and the H&F holder generally provides for the payment by us of 85% of the amount of cash savings, if any, in U.S. federal and state income tax that we actually realize (or are deemed to realize in certain circumstances) as a result of (i) existing tax basis in Artisan Partners Holdings’ assets with respect to the preferred units acquired by us in the merger, (ii) any net operating losses available to us as a result of the merger, and (iii) tax benefits related to imputed interest deemed to be paid by us as a result of this tax receivable agreement.

The second tax receivable agreement, with each holder of limited partnership units, generally provides for the payment by us to each of them of 85% of the amount of the cash savings, if any, in U.S. federal and state income tax that we actually realize (or are deemed to realize in certain circumstances) as a result of (i) any step-up in tax basis in Artisan Partners Holdings’ assets resulting from (A) the purchase or redemption of partnership units or the exchange of partnership units for shares of our Class A common stock or convertible preferred stock and (B) payments under this tax receivable agreement, (ii) certain prior distributions by Artisan Partners Holdings and prior transfers of partnership interests which resulted in tax basis adjustments to the assets of Artisan Partners Holdings and (iii) tax benefits related to imputed interest deemed to be paid by us as a result of this tax receivable agreement.

For purposes of these tax receivable agreements, cash savings in tax are calculated by comparing our actual income tax liability to the amount we would have been required to pay had we not been able to utilize any of the tax benefits subject to the tax receivable agreements. The tax receivable agreements will continue until all tax benefits have been utilized or expired, unless we exercise our right to terminate the agreements or we materially breach any of our material obligations under the agreements, in which cases our obligations under the agreements will accelerate. The actual increase in tax basis, as well as the amount and timing of any payments under these agreements, will vary depending upon a number of factors, including the timing of purchases, redemptions or exchanges of partnership units, the price of our Class A common stock at the time of the purchase, redemption or exchange, the extent to which such transactions are taxable, the amount and timing of the taxable income we generate in the future and the tax rate then applicable and the portion of our payments under the tax receivable agreements constituting imputed interest or depreciable or amortizable basis. In addition, in the case of a change of control, our obligations will be based on different assumptions that may affect the amount of the payments required under the agreements.

As of December 31, 2014, we recorded a $489.2 million liability, representing amounts payable under the tax receivable agreements equal to 85% of the tax benefit we expect to realize from the following:

•	The merger described above and our purchase of Class A common units in connection with our IPO (approximately $55.4 million).

•	Our purchase of preferred units from the H&F holders in November 2013 (approximately $105.3 million).

•	Our purchase of common and preferred units in connection with the 2014 Follow-On Offering (approximately $244.3 million).

•	The H&F Conversion in June 2014 and the quarterly exchanges made by certain limited partners in 2014 pursuant to the Exchange Agreement (approximately $84.4 million).

Those amounts assume no material changes in the related tax law and that we earn sufficient taxable income to realize all tax benefits subject to the tax receivable agreements. Additional purchases, redemptions or exchanges of units of Artisan Partners Holdings, including those in connection with the 2015 Follow-On Offering, will cause the liability to increase.

During 2014, we made payments under the tax receivable agreements totaling approximately $4.6 million in the aggregate. Of that amount, approximately $3.4 million was paid to the H&F holders, approximately $0.6 million was paid to Sutter Hill Ventures, and the remaining approximately $0.6 million was paid to other Class A limited partners. In 2015, we expect to make payments under the tax receivable agreements to each of the limited partners who exchanged or sold partnership units in 2013 or 2014.

Assuming no material changes in the relevant tax law and that we earn sufficient taxable income to realize all tax benefits that are subject to the tax receivable agreements, we expect that the reduction in tax payments for us associated with (i) the merger described above; (ii) our purchase of limited partnership units from certain of our investors in 2013 and 2014 and exchanges of limited partnership units by certain of our investors in 2014; and (iii) future purchases, redemptions or exchanges of partnership units would aggregate to approximately $1.7 billion over 15 years, assuming the future purchases, redemptions or exchanges described in clause (iii) occurred at a price of $50.53 per share of our Class A common stock, the closing price of our Class A common stock on December 31, 2014. Under such scenario we would be required to pay the other parties to the tax receivable agreements 85% of such amount, or $1.5 billion, over the 15-year period. The actual amounts may materially differ from these hypothetical amounts, as potential future reductions in tax payments for us and tax receivable agreement payments by us will be calculated using the market value of our Class A common stock at the time of purchase, redemption or exchange and the prevailing tax rates applicable to us over the life of the tax receivable agreements and will be dependent on us generating sufficient future taxable income to realize the benefit.

The 2014 Follow-On Offering

In February 2014, we entered into unit and share purchase agreements with holders of partnership units and the H&F holder of shares of convertible preferred stock who elected to sell partnership units and shares to us, respectively. Pursuant to those agreements, we used the net proceeds of our issuance of 9,284,337 shares of our Class A common stock in March 2014 to purchase 6,284,337 common units from certain of the limited partners of Artisan Partners Holdings, including AIC; Sutter Hill Ventures and two trusts of which Mr. Coxe is a co-trustee; Mr. Colson, Mr. Daley, Mr. Patenaude and Mr. Ramirez; and many of our employee-partners, including several employee-partners who own greater than 5% of our outstanding Class B common stock. We also purchased 2,256,883 preferred units and 743,117 shares of convertible preferred stock from the H&F holders. We purchased the units and shares at a price per unit or share, as applicable, equal to $59.675. The 2014 Follow-On Offering satisfied our obligation to conduct an underwritten public offering on behalf of all of the pre-IPO partners on or around the first anniversary of our IPO under the registration rights agreement described above.

The 2015 Follow-On Offering

In February 2015, we again entered into partnership unit purchase agreements with holders of partnership units who elected to sell partnership units to us. We used the proceeds of our issuance of 3,831,550 shares of our Class A common stock in March 2015 to purchase 3,831,550 common units from certain of the limited partners of Artisan Partners Holdings, including AIC; Mr. Colson, Mr. Daley, and Mr. Patenaude; and many of our employee-partners, including several employee-partners who own greater than 5% of our outstanding Class B common stock.

Indemnification Agreements

We have entered into an indemnification agreement with each of our executive officers, directors and the members of our Stockholders Committee that provides, in general, that we will indemnify them to the fullest extent permitted by Delaware law in connection with their service in such capacities. Due to the nature of the indemnification agreements, they are not the type of agreements that are typically entered into with or available to unaffiliated third parties.

Transactions with AIC

Prior to March 12, 2014, Artisan Partners Holdings had cost sharing arrangements with entities controlled by Andrew A. Ziegler and Carlene M. Ziegler, pursuant to which Artisan Partners Holdings and certain of its employees provided certain administrative services to those entities and the Zieglers, and they reimbursed Artisan Partners Holdings for the costs related to such services. We amended these arrangements on March 12, 2014. Under the amended arrangements, an entity owned by the Zieglers reimbursed us for the costs associated with three employees using our office space until they transitioned to new facilities in June 2014. We believe that the terms of these arrangements were reasonable and reflect the terms of agreements negotiated on an arm’s-length basis. Pursuant to the arrangements described above, the Ziegler entities paid Artisan Partners Holdings approximately $435,000 during the year ended December 31, 2014. In addition, Artisan Partners Holdings obtained and paid for insurance policies covering potential liability AIC may incur as the prior general partner of Artisan Partners Holdings.

Transactions with Private Fund

Prior to December 2014, we had an agreement to serve as the investment manager of Artisan Partners Launch Equity LP, or Launch Equity, which was a private investment partnership. The investment management agreement with Launch Equity was terminated in December 2014, and we redeemed our initial equity investment in Launch Equity on December 31, 2014. Launch Equity and Artisan Partners Alternative Investments GP LLC were dissolved on December 31, 2014.

Under the terms of our agreement with Launch Equity, we earned a quarterly fee based on the value of the closing capital account of each limited partner for the quarter, at the rate of 1% (annualized). At our discretion, the fee could be waived and certain expenses reimbursed. Amounts we waived for quarterly fees (which do not impact our financial statements as they are eliminated in consolidation) totaled $0.5 million for the year ended December 31, 2014. Expense reimbursements totaled $0.2 million for the year ended December 31, 2014. A wholly owned subsidiary, Artisan Partners Alternative Investments GP LLC, was the general partner of Launch Equity. We made an initial equity investment in Launch Equity of $1,000. Artisan Partners Alternative Investments GP LLC was entitled to receive an allocation of profits from Launch Equity equal to 20% of Launch Equity’s net capital appreciation as determined at the conclusion of its fiscal year, which also could be waived at our discretion. There was no incentive fee earned or waived as a result of net capital appreciation for the fiscal year ended December 31, 2014. All of the limited partner investors in Launch Equity were current or former employees of ours, including Andrew C. Stephens, a former portfolio manager on our Growth Team, who owned approximately 80% of the limited partner interests in Launch Equity, as well as Andrew A. Ziegler and Carlene M. Ziegler, Mr. Colson, and James D. Hamel, a portfolio manager on our Growth Team.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the company’s financial reporting process on behalf of the Board. The duties and responsibilities of the Audit Committee are more fully described in the committee’s written charter, which is available under the Corporate Governance link on our website at www.apam.com.

The Audit Committee consists of Stephanie G. DiMarco (Chair), Matthew R. Barger and Jeffrey A. Joerres. The Board has determined that each member of the Audit Committee is “independent” and financially literate, and that each member has accounting or other related financial management expertise, in each case as such qualifications are defined under NYSE listing standards and the SEC, and as interpreted by the Board in its business judgment. The Board has also determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as defined by the SEC.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management the audited financial statements of the company for the fiscal year ended December 31, 2014.

The Audit Committee has discussed with the company’s independent auditors, PricewaterhouseCoopers LLP, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board.

The Audit Committee has also received the written disclosures and letter from PricewaterhouseCoopers LLP as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence.

Based on the review and discussions referred to above in this report, the Audit Committee recommended to the Board that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors:

Stephanie G. DiMarco (Chair)
Matthew R. Barger
Jeffrey A. Joerres

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015

Recommendation of the Board

The Board and the Audit Committee of the Board unanimously recommend that you vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

The Audit Committee of our Board, in accordance with its charter and authority delegated to it by the Board, has appointed the firm of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2015, and the Board has directed that such appointment be submitted to our stockholders for ratification at the Annual Meeting.

PricewaterhouseCoopers LLP has audited our financial statements since 2011 and has audited the financial statements of Artisan Partners Holdings since 1995, and is considered by our Audit Committee to be well qualified. Our organizational documents do not require that our stockholders ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. We are doing so because we believe it is a matter of good corporate practice. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the appointment, but may still retain PricewaterhouseCoopers LLP.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. They also will be available to respond to appropriate questions from stockholders.

Fees Paid to the Independent Registered Public Accounting Firm

Aggregate fees for professional services rendered for us by PricewaterhouseCoopers LLP as of and for the fiscal years ended December 31, 2014 and 2013 are set forth below. The aggregate fees included in the “Audit Fees” category are fees billed for the fiscal year for the audits of our annual financial statements, audits of statutory and regulatory filings, and quarterly reviews. The aggregate fees included in the Audit-Related, Tax and Other Fees categories are fees for services performed in the fiscal years.

	Fiscal Year 2014	Fiscal Year 2013
Audit Fees	$884,300	$490,100
Audit-Related Fees	698,500	969,800
Tax Fees	836,900	1,089,800
All Other Fees	23,700	3,600

Total	$2,443,400	$2,553,300

Audit Fees for the fiscal years ended December 31, 2014 and 2013 were for professional services rendered for the audits of our annual financial statements, reviews of quarterly financial statements and services that are customarily provided in connection with statutory or regulatory filings.

Audit-Related Fees for the fiscal years ended December 31, 2014 and 2013 were for reviews of registration statements filed with the SEC, consultations related to the accounting or disclosure treatment of transactions and attest services related to our compliance with the Global Investment Performance Standards (GIPS).

Tax Fees for the fiscal years ended December 31, 2014 and 2013 were for domestic and foreign tax return compliance, including review of partner capital accounts, and consultations related to technical interpretations, applicable laws and regulations and tax accounting. During 2014, $425,000 of the tax fees related to tax return compliance and preparation.

Other Fees for the fiscal years ended December 31, 2014 and 2013 were for license fees for professional publications.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

The Audit Committee is required to pre-approve, or adopt appropriate procedures to pre-approve, all audit and non-audit services to be provided by the company’s independent auditors. The Audit Committee will typically pre-approve specific types of audit, audit-related and tax services on an annual basis. All other services are pre-approved on an individual basis throughout the year as the need arises. The Audit Committee has delegated to its chairperson the authority to pre-approve independent auditor engagements between its meetings. Any such pre-approvals will be reported to and ratified by the entire Audit Committee at its next regular meeting.

All audit, audit-related and tax services in fiscal 2014 were pre-approved by the Audit Committee. In all cases, the Audit Committee concluded that the provision of such services by PricewaterhouseCoopers LLP was compatible with the maintenance of PricewaterhouseCoopers LLP’s independence.

ADDITIONAL INFORMATION

This Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 are available on our transfer agent’s website at www.astproxyportal.com/ast/18158. Stockholders are directed to the 2014 Form 10-K for financial and other information about us. The 2014 Form 10-K is not part of this Proxy Statement.

We are required to file annual, quarterly and current reports, proxy statements and other reports with the SEC. Copies of these filings are available through our website at www.apam.com or the SEC’s website at www.sec.gov. We will furnish copies of our SEC filings (without exhibits), including this Proxy Statement and our 2014 Form 10-K, without charge to any stockholder upon written or verbal request provided to us at Artisan Partners Asset Management Inc., 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202, Attn: Investor Relations, telephone: (866) 632-1770, e-mail ir@artisanpartners.com.

Additional information about the company, including the charters of our standing committees, our Corporate Governance Guidelines and our Code of Conduct can be found under the Corporate Governance link on our website at www.apam.com. We will provide a printed copy of these documents to stockholders upon request.

Other Matters that May Come Before the Annual Meeting

Our Board knows of no matters other than those stated in the accompanying Notice of Annual Meeting of Stockholders that may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the Annual Meeting or any adjournments thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the best interest of Artisan Partners Asset Management.

Whether or not you expect to attend, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. You may vote your shares by internet or, if you received printed proxy materials, by mailing the completed proxy card. Please refer to the section “How do I vote?” for detailed voting instructions.

By Order of the Board of Directors,

Andrew A. Ziegler Chairman of the Board of Directors

Milwaukee, Wisconsin

March 23, 2015

The 2014 Form 10-K, which includes audited consolidated financial statements, does not form any part of the material for the solicitation of proxies.

ANNUAL MEETING OF STOCKHOLDERS OF

ARTISAN PARTNERS ASSET MANAGEMENT INC.

May 6, 2015

GO GREEN

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NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Annual Meeting, Proxy Statement and Annual Report

are available at http://www.astproxyportal.com/ast/18158

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

■	20730000000000000000 5	050615

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of Directors						FOR	AGAINST	ABSTAIN
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: O Matthew R. Barger O Seth W. Brennan O Eric R. Colson		2.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.	☐	☐	☐
		O Tench Coxe O Stephanie G. DiMarco O Jeffrey A. Joerres O Andrew A. Ziegler

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

This proxy, when properly executed, will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposal 2.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■

0                    ¢

ARTISAN PARTNERS ASSET MANAGEMENT INC.

Proxy for Annual Meeting of Stockholders on May 6, 2015

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Sarah A. Johnson and Charles J. Daley, Jr., and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of the Company’s common stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of ARTISAN PARTNERS ASSET MANAGEMENT INC., to be held at 10:00 a.m. PDT on May 6, 2015, at the Le Méridien hotel, 333 Battery Street, San Francisco, CA, and at any adjournments or postponements thereof, as indicated on the reverse side:

(Continued and to be signed on the reverse side.)

¢ 1.1	14475 ¢